Exhibit 2.2

Execution Version

AGREEMENT AND PLAN OF MERGER AGREEMENT
by and among
REALPAGE, INC.,
CLICKPAYSERVICES, INC.,
RP NEWCO XXIII INC.,
RP NEWCO XXIV INC.,
AND
THE SELLERS’ REPRESENTATIVE NAMED HEREIN
Dated as of April 19, 2018

1888402.14 25924-0005-000

WSGR Draft 2-27-2018

1888402.14 25924-0005-000

TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

7.7	Solvency	31
7.8	SEC Reports	31
7.9	Exclusive Representations	31
Article VIII ADDITIONAL AGREEMENTS AND COVENANTS OF TOPCO		31
8.1	Certain Tax Matters	31
8.2	Indemnification of Officers and Directors of TopCo; Insurance	35
8.3	Further Assurances	35
8.4	Public Announcements	35
8.5	Fees and Expenses	35
8.6	Attorney Communications; Waiver of Conflicts Regarding Representation	36
8.7	General Release	36
Article IX INDEMNIFICATION		37
9.1	Indemnification	37
9.2	Defense of Third Party Claims	38
9.3	Direct Claims	40
9.4	No Circular Recovery	40
9.5	Limits on Liability	40
9.6	Procedures for Claims; Payment of Holdback Consideration	42
9.7	Exclusive Remedy	43
9.8	Acknowledgement of Sellers’ Representative	43
9.9	Tax Treatment of Indemnification Payments	43
Article X MISCELLANEOUS		43
10.1	Notices	43
10.2	Succession and Assignment; No Third-Party Beneficiaries	44
10.3	Amendments and Waivers	45
10.4	Entire Agreement	45
10.5	Counterparts; Facsimile Signature	45
10.6	Provisions Concerning the Sellers’ Representative	45
10.7	Severability	47
10.8	Governing Law	47
10.9	Resolution of Disputes	47
10.1	Certain Matters of Construction	48
10.11	Waiver of Jury Trial	48
10.12	Specific Enforcement	49
10.13	Limitation on Recourse	49
10.14	Attorney’s Fees	50

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ANNEXES

Annex I        -    Other Defined Terms
Annex II        -    Stockholders
Annex III    -    Significant Stockholders and Significant Optionholders
Annex IV    -    New Jersey Reduction Amounts
Annex V    -    Payment Spreadsheet

EXHIBITS

Exhibit A    -    Form of Stockholder Support Agreement
Exhibit B    -    Form of Option Cancellation Agreement
Exhibit C    -    Form of Company Purchase Agreement
Exhibit D    -    Form of TopCo Stock Power
Exhibit E    -    Form of Post-Closing Stock Power
Exhibit F    -    Form of Letter of Transmittal
Exhibit G    -    Form of Information Statement
Exhibit H    -    Form of Optionholder Acknowledgement
Exhibit I        -    Certificate of Incorporation of Temporary Surviving Corporation
Exhibit J        -    Certificate of Incorporation of Surviving Corporation
Exhibit K    -    Bylaws of Temporary Surviving Corporation

SCHEDULES

Schedule 2.12(b)        -    Directors of Surviving Corporation
Schedule 2.12(c)        -    Officers of Surviving Corporation
Schedule 8.1(b)        -    Buyer Prepared Tax Returns
Schedule 8.1(d)        -    Amended Returns; Tax Elections

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated April 19, 2018 by and among REALPAGE, INC., a Delaware corporation and a public company, the common stock of which is traded on the NASDAQ Global Select Market (“Buyer”), RP NEWCO XXIII INC., a Delaware corporation and direct wholly-owned subsidiary of Buyer (“MergerSub #1”), RP NEWCO XXIV INC., a Delaware corporation and direct wholly-owned subsidiary of Buyer (“MergerSub #2” and together with MergerSub, the “MergerSubs”), CLICKPAYSERVICES, INC., a Delaware corporation (“TopCo”), and NP REPRESENTATIVE, LLC, a Delaware limited liability company (solely in its capacity as the representative of the TopCo Sellers (as defined in the Recitals)) (the “Sellers’ Representative”). Buyer, TopCo, the Sellers’ Representative and the MergerSubs are sometimes referred to individually as a “Party” and collectively as the “Parties”. As set forth in Section 1.1, capitalized terms used in the Agreement without definition shall have the meaning set forth in Annex I.
RECITALS
WHEREAS, TopCo owns 490,000 Class A Common Units of NovelPay, LLC, a Delaware limited liability company (the “Company”), which represents an approximate 40% ownership interest in the Company;
WHEREAS, under the terms of the Company’s Fourth Amended and Restated Limited Liability Company Agreement, dated as of November 17, 2016 (the “Company Operating Agreement”), TopCo is one of two “Principal Voting Members” (as defined therein) of the Company and is actively involved in managing the business and operations of the Company through its significant representation on the Company’s Board of Managers (i.e., two out of five representatives are selected by TopCo) and its right to approve significant business transactions such as sales, licensing, dispositions or acquisitions of assets, authorization or issuance of equity and the liquidation or dissolution of the Company;
WHEREAS, the authorized capital stock of MergerSub #1 consists of 1,000 shares of common stock, par value $0.001 per share (“MergerSub #1 Common Stock”), of which 1,000 shares are issued and outstanding;
WHEREAS, the authorized capital stock of MergerSub #2 consists of 1,000 shares of common stock, par value $0.001 per share (“MergerSub #2 Common Stock”), of which 1,000 shares are issued and outstanding;
WHEREAS, the Boards of Directors of Buyer, MergerSub #1, MergerSub #2 and TopCo have each determined that it is advisable and in the best interests of their respective corporations and their respective stockholders to consummate, and have approved, the business combination transaction provided for herein, in which MergerSub #1 would merge with and into TopCo with TopCo surviving the merger (the “Merger #1”) and, immediately thereafter, as part of the same plan, TopCo would merge with and into MergerSub #2 (the “Merger #2” and together with Merger #1, the “Mergers”) with MergerSub #2 surviving the merger, in each case, upon the terms and subject to the provisions of this Agreement and in accordance with the DGCL;
WHEREAS, the Parties intend that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and that this Agreement shall be adopted as a “plan of reorganization” (within the meaning of Treasury Regulation § 1.368-2(g)) for purposes of Section 368(a) of the Code;
WHEREAS, the stockholders listed on Annex II hereto (the “Stockholders”) collectively own 100% of the issued and outstanding shares of capital stock of TopCo (collectively, the “TopCo Stock”);
WHEREAS, Buyer, acting as the sole stockholder of each of MergerSub #1 and MergerSub #2, has approved the Mergers, and TopCo has obtained the Stockholder Approval (as defined in Annex I) by written consent in lieu of a special meeting of the stockholders entitled to vote on this Agreement and the Mergers, in each case, in accordance with the DGCL;

WHEREAS, in order to induce Buyer and MergerSubs to enter into this Agreement, concurrently with the execution of this Agreement, (x) each of the Stockholders named on Annex III hereto (collectively, the “Significant Stockholders”) have executed and delivered to TopCo an agreement, attached hereto as Exhibit A (the “Stockholder Support Agreement”), pursuant to which each Significant Stockholder has agreed to, among other things, (i) comply with its indemnification obligations in Article IX, (ii) support the transactions contemplated by this Agreement and (iii) the release of claims set forth in Section 8.7, and (y) those holders of vested options to purchase TopCo Stock listed on Annex III hereto (the “Significant Optionholders”) have entered into a Stock Option Cancellation Agreement, in substantially the form attached hereto as Exhibit B (collectively, the “Option Cancellation Agreement”), pursuant to which each Significant Optionholder has agreed to, among other things, (i) acknowledge the cancellation of his or her vested options in return for the consideration set forth herein, (ii) comply with its indemnification obligations in Article IX, and (iii) the release of claims set forth in Section 8.7;
WHEREAS, simultaneously herewith, Buyer is entering into an Acquisition Agreement with each of the members of the Company, excluding TopCo (collectively, the “Company Sellers”), in the form of Exhibit C (the “Company Purchase Agreement”), pursuant to which Buyer will acquire all of the membership units of the Company that are not held by TopCo from each of the Company Sellers; and
WHEREAS, subject to the terms set forth herein, the Sellers’ Representative will serve as representative and act on behalf of each of the Stockholders and the Optionholders (as defined in Annex I) (the Stockholders and the Optionholders are collectively referred to here as the “TopCo Sellers”).
AGREEMENT
NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:
Article I
DEFINED TERMS
1.1    Definitions.  Unless otherwise specified, all capitalized terms used in this Agreement have the meanings set forth on Annex I.
ARTICLE II
THE MERGER
2.1    The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.2), MergerSub #1 shall be merged with and into TopCo and the separate corporate existence of MergerSub #1 shall thereupon cease. TopCo (i) shall be the successor or surviving corporation in Merger #1 (sometimes herein referred to as the “Temporary Surviving Corporation”), (ii) shall be governed by the laws of the State of Delaware, and (iii) the separate corporate existence of TopCo with all its rights, privileges, immunities, powers and franchises shall continue unaffected by Merger #1. Merger #1 shall have the effects of Section 259 of the DGCL.
2.1    Effective Time. Buyer, MergerSub #1, and TopCo will cause an executed original of an appropriate Certificate of Merger (the “Certificate of Merger #1”) to be filed concurrently with the Closing (as defined in Section 4.1) with the Secretary of State of the State of Delaware. Merger #1 shall become effective on the date on which the Certificate of Merger #1 has been duly filed with the Secretary of State of Delaware and such time is hereinafter referred to as the “Effective Time”. From and after the Effective Time, the Temporary Surviving Corporation shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of TopCo and MergerSub #1, all as provided under the DGCL.
2.2    Effect on Capital Stock and Options in Merger #1. By virtue of Merger #1 and without any action on the part of any party hereto or the holders of any of the following securities:
(a)    Treasury Stock. Each share of capital stock held in the treasury of TopCo (the “TopCo Treasury Stock”) shall automatically be cancelled and shall cease to exist without payment of any consideration therefor. All such shares of TopCo Treasury Stock, when so extinguished, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.
(b)    Class A Common Stock. Each share of the Class A Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of Merger #1 and without any action on the part of the holder thereof, be automatically canceled and extinguished and converted into the right to receive (i) the Ordinary Per Share Base Consideration plus (ii) the Ordinary Per Share Sharing Percentage of the Excess Consideration, which amounts shall be paid in the form of cash and Buyer Common Stock as allocated to the Class A Common Stockholders in accordance with Section 3.2 (the total per share consideration described in clauses (i) and (ii) is referred to herein as the “Class A Per Share Merger Consideration”). All such shares of Class A Common Stock, when so converted, shall no longer be issued or outstanding and shall automatically be cancelled and retired and shall cease to exist. Each Class A Common Stockholder shall cease to have any rights with respect thereto, except the right to receive the Class A Per Share Merger Consideration for each share of Class A Common Stock to be paid in consideration therefor upon and following the surrender of all of the stock certificate(s) representing the Class A Common Stock held by such Class A Common Stockholder (or lost stock affidavit in lieu thereof) in accordance with Section 2.8 below.
(c)    Class B Common Stock. Each share of the Class B Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of Merger #1 and without any action on the part of the holder thereof, be automatically canceled and extinguished and converted into the right to receive (i) the Ordinary Per Share Base Consideration plus (ii) the Ordinary Per Share Sharing Percentage of the Excess Consideration, which amounts shall be paid in the form of cash and Buyer Common Stock as allocated to the Class B Common Stockholders in accordance with Section 3.2 (the total per share consideration described in clauses (i) and (ii) is referred to herein as the “Class B Per Share Merger Consideration”). All such shares of Class B Common Stock, when so converted, shall no longer be issued or outstanding and shall automatically be cancelled and retired and shall cease to exist. Each Class B Common Stockholder shall cease to have any rights with respect thereto, except the right to receive the Class B Per Share Merger Consideration for each share of Class B Common Stock to be paid in consideration therefor upon and following the surrender of all of the stock certificate(s) representing the Class B Common Stock held by such Class B Common Stockholder (or lost stock affidavit in lieu thereof) in accordance with Section 2.8 below.
(d)    Class C Common Stock. Each share of the Class C Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of Merger #1 and without any action on the part of the holder thereof, be automatically canceled and extinguished and converted into the right to receive (i) the Ordinary Per Share Base Consideration plus (ii) the Ordinary Per Share Sharing Percentage of the Excess Consideration, which amounts shall be paid in the form of cash and Buyer Common Stock as allocated to the Class C Common Stockholders in accordance with Section 3.2 (the total per share consideration described in clauses (i) and (ii) is referred to herein as the “Class C Per Share Merger Consideration”). All such shares of Class C Common Stock, when so converted, shall no longer be issued or outstanding and shall automatically be cancelled and retired and shall cease to exist. Each Class C Common Stockholder shall cease to have any rights with respect thereto, except the right to receive the Class C Per Share Merger Consideration for each share of Class C Common Stock to be paid in consideration therefor upon and following the surrender of all of the stock certificate(s) representing the Class C Common Stock held by such Class C Common Stockholder (or lost stock affidavit in lieu thereof) in accordance with Section 2.8 below
(e)    Series A Preferred Stock. Each share of the Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of Merger #1 and without any action on the part of the holder thereof, be automatically canceled and extinguished and converted into the right to receive (i) the Series A Preferred Per Share Base Consideration plus (ii) the Series A Preferred Per Share Sharing Percentage of the Excess Consideration, which amounts shall be paid in the form of cash and Buyer Common Stock as allocated to the Series A Preferred Stockholders in accordance with Section 3.2 (the total per share consideration described in clauses (i) and (ii) is referred to herein as the “Series A Per Share Merger Consideration”). All such shares of Series A Preferred Stock, when so converted, shall no longer be issued or outstanding and shall automatically be cancelled and retired and shall cease to exist. Each Series A Preferred Stockholder shall cease to have any rights with respect thereto, except the right to receive the Series A Per Share Merger Consideration for each share of Series A Preferred Stock to be paid in consideration therefor upon and following the surrender of all of the stock certificate(s) representing the Series A Preferred Stock held by such Series A Preferred Stockholder (or lost stock affidavit in lieu thereof) in accordance with Section 2.8 below
(f)    August Series A-1 Preferred Stock. Each share of the August Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of Merger #1 and without any action on the part of the holder thereof, be automatically canceled and extinguished and converted into the right to receive (i) the August Series A-1 Preferred Per Share Base Consideration plus (ii) the August Series A-1 Preferred Per Share Sharing Percentage of the Excess Consideration, which amounts shall be paid in the form of cash and Buyer Common Stock as allocated to the August Series A-1 Preferred Stockholders in accordance with Section 3.2 (the total per share consideration described in clauses (i) and (ii) is referred to herein as the “August Series A-1 Per Share Merger Consideration”). All such shares of August Series A-1 Preferred Stock, when so converted, shall no longer be issued or outstanding and shall automatically be cancelled and retired and shall cease to exist. Each August Series A-1 Preferred Stockholder shall cease to have any rights with respect thereto, except the right to receive the August Series A-1 Per Share Merger Consideration for each share of August Series A-1 Preferred Stock to be paid in consideration therefor upon and following the surrender of all of the stock certificate(s) representing the August Series A-1 Preferred Stock held by such August Series A-1 Preferred Stockholder (or lost stock affidavit in lieu thereof) in accordance with Section 2.8 below
(g)    May Series A-1 Preferred Stock. Each share of the May Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of Merger #1 and without any action on the part of the holder thereof, be automatically canceled and extinguished and converted into the right to receive (i) the May Series A-1 Preferred Per Share Base Consideration plus (ii) the May Series A-1 Preferred Per Share Sharing Percentage of the Excess Consideration, which amounts shall be paid in the form of cash and Buyer Common Stock as allocated to the May Series A-1 Preferred Stockholders in accordance with Section 3.2 (the total per share consideration described in clauses (i) and (ii) is referred to herein as the “May Series A-1 Per Share Merger Consideration”). All such shares of May Series A-1 Preferred Stock, when so converted, shall no longer be issued or outstanding and shall automatically be cancelled and retired and shall cease to exist. Each May Series A-1 Preferred Stockholder shall cease to have any rights with respect thereto, except the right to receive the May Series A-1 Per Share Merger Consideration for each share of May Series A-1 Preferred Stock to be paid in consideration therefor upon and following the surrender of all of the stock certificate(s) representing the May Series A-1 Preferred Stock held by such May Series A-1 Preferred Stockholder (or lost stock affidavit in lieu thereof) in accordance with Section 2.8 below.
(h)    November Series A-1 Preferred Stock. Each share of the November Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of Merger #1 and without any action on the part of the holder thereof, be automatically canceled and extinguished and converted into the right to receive (i) the Ordinary Per Share Base Consideration plus (ii) the Ordinary Per Share Sharing Percentage of the Excess Consideration, which amounts shall be paid in the form of cash and Buyer Common Stock as allocated to the November Series A-1 Preferred Stockholders in accordance with Section 3.2 (the total per share consideration described in clauses (i) and (ii) is referred to herein as the “November Series A-1 Per Share Merger Consideration”). All such shares of November Series A-1 Preferred Stock, when so converted, shall no longer be issued or outstanding and shall automatically be cancelled and retired and shall cease to exist. Each November Series A-1 Preferred Stockholder shall cease to have any rights with respect thereto, except the right to receive the November Series A-1 Per Share Merger Consideration for each share of November Series A-1 Preferred Stock to be paid in consideration therefor upon and following the surrender of all of the stock certificate(s) representing the November Series A-1 Preferred Stock held by such November Series A-1 Preferred Stockholder (or lost stock affidavit in lieu thereof) in accordance with Section 2.8 below.
(i)    Series B Preferred Stock. Each share of the Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of Merger #1 and without any action on the part of the holder thereof, be automatically canceled and extinguished and converted into the right to receive (i) the Ordinary Per Share Base Consideration plus (ii) the Ordinary Per Share Sharing Percentage of the Excess Consideration, which amounts shall be paid in the form of cash and Buyer Common Stock as allocated to the Series B Preferred Stockholders in accordance with Section 3.2 (the total per share consideration described in clauses (i) and (ii) is referred to herein as the “Series B Per Share Merger Consideration”). All such shares of Series B Preferred Stock, when so converted, shall no longer be issued or outstanding and shall automatically be cancelled and retired and shall cease to exist. Each Series B Preferred Stockholder shall cease to have any rights with respect thereto, except the right to receive the Series B Per Share Merger Consideration for each share of Series B Preferred Stock to be paid in consideration therefor upon and following the surrender of all of the stock certificate(s) representing the Series B Preferred Stock held by such Series B Preferred Stockholder (or lost stock affidavit in lieu thereof) in accordance with Section 2.8 below
(j)    Series WC Preferred Stock. Each share of the Series WC Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger #1 and without any action on the part of the holder thereof, be automatically canceled and extinguished and converted into the right to receive an amount equal to the Series WC Preferred Liquidation Preference (as defined in the TopCo Charter) of such share of Series WC Preferred Stock as of the Effective Time, which amount shall be paid in the form of cash and Buyer Common Stock as allocated to the Series WC Preferred Stockholders in accordance with Section 3.2 (the total per share consideration described in the preceding sentence is referred to herein as the “Series WC Per Share Merger Consideration”). All such shares of Series WC Preferred Stock, when so converted, shall no longer be issued or outstanding and shall automatically be cancelled and retired and shall cease to exist. Each Series WC Preferred Stockholder shall cease to have any rights with respect thereto, except the right to receive the Series WC Per Share Merger Consideration for each share of Series WC Preferred Stock to be paid in consideration therefor upon and following the surrender of all of the stock certificate(s) representing the Series WC Preferred Stock held by such Series WC Preferred Stockholder (or lost stock affidavit in lieu thereof) in accordance with Section 2.8 below.
(k)    Class A Options. Each Class A Option that is outstanding and unexercised immediately prior to the Effective Time shall, by virtue of Merger #1 and without any action on the part of the holder thereof, be automatically cancelled and extinguished pursuant to the terms of the TopCo 2011 Stock Option Plan and converted into the right to receive, for each share of Class A Common Stock underlying such Class A Option, an amount equal to (i) the Class A Per Share Merger Consideration less (ii) the applicable exercise price for such Class A Option, which amounts shall be paid in the form of cash as allocated to the Class A Optionholders in accordance with Section 3.2 (the total per Option consideration described in clauses (i) and (ii) above is referred to herein as the “Class A Option Merger Consideration”). To the extent that applicable withholding Taxes are withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Class A Optionholder in respect of which such withholding was made. Buyer shall cause the Surviving Corporation to make timely payment to the appropriate Taxing Authority or Taxing Authorities of any amounts withheld from payment to such Class A Optionholder. Following the Effective Time, each Class A Optionholder shall cease to have any rights with respect to his or her Class A Options, except the right to receive the applicable Class A Option Merger Consideration for each Class A Option to be paid hereunder. At the Effective Time, the TopCo 2011 Stock Option Plan and each option agreement associated therewith and all Class A Options shall, pursuant to actions taken by the TopCo Board under the TopCo 2011 Stock Option Plan, be terminated in all respects and shall be of no further force or effect.
(l)    Class B Options. Each Class B Option that is outstanding and unexercised immediately prior to the Effective Time shall, by virtue of Merger #1 and without any action on the part of the holder thereof, be automatically cancelled and extinguished pursuant to the terms of the TopCo 2013 Stock Option Plan and converted into the right to receive, for each share of Class B Common Stock underlying such Class B Option, an amount equal to (i) the Class B Per Share Merger Consideration less (ii) the applicable exercise price for such Class B Option, which amounts shall be paid in the form of cash and Buyer Common Stock as allocated to the Class B Optionholders in accordance with Section 3.2 (the total per Option consideration described in clauses (i) and (ii) above is referred to herein as the “Class B Option Merger Consideration”). To the extent that applicable withholding Taxes are withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Class B Optionholder in respect of which such withholding was made. Buyer shall cause the Surviving Corporation to make timely payment to the appropriate Taxing Authority or Taxing Authorities of any amounts withheld from payment to such Class B Optionholder. Following the Effective Time, each Class B Optionholder shall cease to have any rights with respect to his or her Class B Options, except the right to receive the applicable Class B Option Merger Consideration for each Class B Option to be paid hereunder. At the Effective Time, the TopCo 2013 Stock Option Plan and each option agreement associated therewith and all Class B Options shall, pursuant to actions taken by the TopCo Board under the TopCo 2013 Stock Option Plan, be terminated in all respects and shall be of no further force or effect.
(m)    Class C Options. Each Class C Option that is outstanding and unexercised immediately prior to the Effective Time shall, by virtue of Merger #1 and without any action on the part of the holder thereof, be automatically cancelled and extinguished pursuant to the terms of the TopCo 2013 Stock Option Plan and converted into the right to receive, for each share of Class C Common Stock underlying such Class C Options, an amount equal to (i) the Class C Per Share Merger Consideration less (ii) the applicable exercise price for such Class C Option, which amounts shall be paid in the form of cash and Buyer Common Stock as allocated to the Class C Optionholders in accordance with Section 3.2 (the total per Option consideration described in clauses (i) and (ii) above is referred to herein as the “Class C Option Merger Consideration”). To the extent that applicable withholding Taxes are withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Class C Optionholder in respect of which such withholding was made. Buyer shall cause the Surviving Corporation to make timely payment to the appropriate Taxing Authority or Taxing Authorities of any amounts withheld from payment to such Class C Optionholder. Following the Effective Time, each Class C Optionholder shall cease to have any rights with respect to his or her Class C Options, except the right to receive the applicable Class C Option Merger Consideration for each Class C Option to be paid hereunder. At the Effective Time, the TopCo 2013 Stock Option Plan and each option agreement associated therewith and all Class C Options shall, pursuant to actions taken by the TopCo Board under the TopCo 2013 Stock Option Plan, be terminated in all respects and shall be of no further force or effect.
(n)    Effect of the Merger #1 on MergSub #1 Common Stock. Each issued and outstanding share of MergerSub #1 Common Stock shall be unchanged and remain as one fully paid and non-assessable share of common stock of the Temporary Surviving Corporation (“Temporary Surviving Corporation Common Stock”). Each certificate representing outstanding shares of MergerSub #1 Common Stock shall, at the Effective Time, represent an equal number of shares of Temporary Surviving Corporation Common Stock.
(o)    New Jersey Reduction Amount. Notwithstanding anything to the contrary set forth in this Section 2.3, the Individual Merger Consideration (as defined in Section 3.1) that the TopCo Sellers listed on Annex IV would otherwise be entitled to receive shall be reduced by the amount set forth across from each TopCo Seller’s name on Annex IV.
2.3    Merger #2. Subject to the terms and conditions of this Agreement, immediately following the Effective Time, the Temporary Surviving Corporation shall be merged with and into MergerSub #2 with MergerSub #2 surviving the merger and the separate corporate existence of Temporary Surviving Corporation shall thereupon cease. MergerSub #2 (i) shall be the successor or surviving corporation in Merger #2 (sometimes herein referred to as the “Surviving Corporation”), (ii) shall be governed by the laws of the State of Delaware, and (iii) the separate corporate existence of MergerSub #2 with all its rights, privileges, immunities, powers and franchises shall continue unaffected by Merger #2. Merger #2 shall have the effects of Section 259 of the Delaware General Corporation Law.
2.4    Merger #2 Effective Time. Immediately following the Effective Time, Buyer, MergerSub #2, and the Temporary Surviving Corporation will cause an executed original of an appropriate Certificate of Merger (the “Certificate of Merger #2”) to be filed with the Secretary of State of the State of Delaware. Merger #2 shall become effective on the date on which the Certificate of Merger #2 has been duly filed with the Secretary of State of Delaware and such time is hereinafter referred to as the “Merger #2 Effective Time”. From and after the Merger #2 Effective Time, the Surviving Corporation shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Surviving Corporation and MergerSub #2, all as provided under the Delaware law.
2.5    Effect on Capital Stock in Merger #2. Each issued and outstanding share of MergerSub #2 Common Stock shall be unchanged and remain as one fully paid and non-assessable share of common stock of the Surviving Corporation (“Surviving Corporation Common Stock”). Each certificate representing outstanding shares of MergerSub #2 Common Stock shall, at the Effective Time, represent an equal number of shares of Surviving Corporation Common Stock. Each share of Temporary Surviving Corporation Common Stock shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefore.
2.6    Spreadsheet.
(a)    TopCo has delivered to Buyer a spreadsheet in substantially the form of Annex V attached hereto (the “Payment Spreadsheet”) setting forth the following information, in a form reasonably satisfactory to Buyer:
(i)    a calculation of the Initial Merger Consideration and each component thereof; and
(ii)    with respect to each TopCo Seller: (A) the name and address of such TopCo Seller, (B) the number and class of all shares of TopCo Stock held by such TopCo Seller, (C) the portion of the Cash Consideration (as defined in Section 3.2(a)(iii)) to be paid to such TopCo Seller, which shall be allocated among the TopCo Stock and the Options held by such TopCo Seller as set forth on the Payment Spreadsheet, (D) the portion of the Stock Consideration (as defined in Section 3.2(b)) to be issued to such TopCo Seller, which shall be allocated among the TopCo Stock and the Options held by such TopCo Seller as set forth on the Payment Spreadsheet, (E) the number of 1st Anniversary Holdback Shares to be issued to such TopCo Seller upon release of such shares in accordance with and subject to Section 4.5, which shall be allocated among the TopCo Stock and the Options held by such TopCo Seller as set forth on the Payment Spreadsheet, (F) such TopCo Seller’s Holdback Shares Pro Rata Portion or portion of the Holdback Consideration Cash Amount, (G) such TopCo Seller’s Pro Rata Portion, (H) the amount of any required withholding on account of Taxes with respect to such TopCo Seller’s share of the Merger Consideration, and (I) the wire transfer instructions of such TopCo Seller with respect to the payments to be made by Buyer pursuant to Section 2.3. No consent or approval of Buyer in respect of the Payment Spreadsheet shall be required in and of itself as a condition to Closing.
(b)    Buyer, any paying agent engaged by Buyer, and, following the Closing, the Surviving Corporation, may rely on the instructions of the Sellers’ Representative for distributions of cash and issuances of Buyer Common Stock and shall have no responsibility or liability with respect thereto; provided, that the distribution and issuance instructions of the Sellers’ Representative are followed. Buyer shall, or shall cause a paying agent engaged by Buyer to, make distributions of cash and issuances of Buyer Common Stock after the Closing to the TopCo Seller in the same form and in accordance with the same wiring instructions or delivery addresses, as applicable, as such distributions were made to each such TopCo Seller in connection with the Closing, except as otherwise indicated in any update delivered to Buyer by the Sellers’ Representative to reflect any assignments or other changes in factual information. Upon Buyer making each aggregate payment or issuance of Buyer Common Stock, required of it under this Agreement to the TopCo Seller in accordance with the final Payment Spreadsheet delivered by the Sellers’ Representative prior to the Closing as provided herein, Buyer shall have fulfilled its obligations with respect to such payments and issuances, as applicable. Buyer shall have, neither directly nor indirectly through the Surviving Corporation following the Closing, no liability whatsoever with respect to the allocation of the distribution of the payments of the Merger Consideration among the TopCo Sellers.
(c)    No party to this Agreement shall take any tax or other position that is contrary to the allocations set forth in the Payment Spreadsheet unless otherwise required by Applicable Law
2.7    Exchange of Certificates; Lost Certificates; Cancellation of Options. Buyer shall act or shall engage a third party to act as paying agent for the Mergers. On the Closing Date, Buyer shall or shall cause the paying agent to undertake the following:
(a)    TopCo Stock. Buyer shall pay each holder of certificates representing TopCo Stock (collectively, the “TopCo Certificates”) who has surrendered his, her or its certificates representing the number of shares held by such holder, endorsed or accompanied by a stock power, in the form of Exhibit D (“TopCo Stock Power”), a post-closing stock power for use with the certificates representing such holder’s portion of the Holdback Consideration Shares in the form of Exhibit E (the “Post-Closing Stock Power”), a Letter of Transmittal in the form of Exhibit F (the “Letter of Transmittal”), together with a duly executed and completed Stockholder Support Agreement, the amount of Merger Consideration to which such Stockholder is entitled under Section 2.3 with respect to such TopCo Stock, and in accordance with the allocations set forth in Section 3.2. Any surrendered TopCo Certificates shall forthwith be canceled. Until so surrendered and exchanged, each such TopCo Certificate shall represent solely the right to receive the Merger Consideration into which the shares it theretofore represented shall have been converted pursuant to Section 2.3 (and in accordance with the allocations set forth in Section 3.2). Notwithstanding the foregoing, if any such TopCo Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Person claiming such certificate to be lost, stolen or destroyed, Buyer shall issue, in exchange for such lost, stolen or destroyed certificate, the applicable Merger Consideration to be paid in respect of the shares represented by such TopCo Certificate, as contemplated by this Agreement.
(b)    TopCo Options. Buyer shall pay each Optionholder who has executed and delivered an Option Cancellation Agreement or Optionholder Acknowledgement (as defined in Section 2.10(b)), the amount of Merger Consideration to which such Optionholder is entitled under Section 2.3 with respect to its Options, and in accordance with the allocations set forth in Section 3.2. Until an Option Cancellation Agreement or Optionholder Acknowledgement is executed and delivered, each Option shall represent solely the right to receive the Merger Consideration into which the Option it theretofore represented shall have been converted pursuant to Section 2.3 (and in accordance with the allocations set forth in Section 3.2).
2.8    Appraisal Rights.
(a)    General. Notwithstanding anything to the contrary contained in this Agreement (but, for the avoidance of doubt, subject to Section 2.9(b)), any shares of TopCo Stock that are outstanding immediately prior to the Effective Time, the holders of which (i) demand appraisal of such shares in accordance with Section 262 of the DGCL and (ii) do not otherwise fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL (such shares, the “Appraisal Shares” and the holders of such shares, the “Appraisal Stockholders”), will not be converted into, or represent the right to receive any portion of the Merger Consideration, but, instead, will be converted into the right to receive such consideration as may be determined to be due with respect to such shares pursuant to Section 262 of the DGCL. Each Appraisal Stockholder automatically will cease to have any rights with respect to the Appraisal Shares other than the rights granted pursuant to Section 262 of the DGCL.
(b)    Withdrawal or Loss of Appraisal Rights. Notwithstanding the provisions of Section 2.9(a), if any Appraisal Stockholder withdraws or loses (through failure to perfect or otherwise) such Appraisal Stockholder’s appraisal rights under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such Appraisal Stockholder’s Appraisal Shares automatically will be converted into and represent only the right to receive the consideration for such TopCo Stock in accordance with Section 2.3, without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares (together with a duly completed and validly executed TopCo Stock Power, Post-Closing Stock Power, Letter of Transmittal and Stockholder Support Agreement).
2.9    Mailings to Stockholders and Optionholders.
(a)    Information Statement. Prior to the date hereof, TopCo confirms that TopCo has mailed or caused to be mailed to the Stockholders an information statement substantially in the form attached hereto as Exhibit G (the “Information Statement”) that, among other disclosures set forth therein, (i) notified the Stockholders of action to be taken by written consent of the Voting Stockholders with respect to this Agreement and the Mergers and pursuant to which the Stockholder Approval was obtained, (ii) constitutes a notice in compliance with all requirements of Section 262 of the DGCL with respect to appraisal rights available pursuant to Section 262 of the DGCL to those Stockholders who are entitled to appraisal rights with respect to the Mergers, and (iii) provided the Stockholder Support Agreement, TopCo Stock Power, Post-Closing Stock Power, Letter of Transmittal and instructions for the execution and delivery thereof to surrender such Stockholder’s certificates representing its shares of TopCo Stock (or, in lieu thereof, an indemnity agreement in form and substance reasonably satisfactory to Buyer), in exchange for the applicable portion of the Merger Consideration in accordance with the terms of this Agreement.
(b)    Optionholder Acknowledgement. Promptly following the Closing, but in no event later than two (2) Business Days following the Closing Date, the Sellers’ Representative shall mail or cause to be mailed to each Optionholder that has not previously terminated or exercised such Optionholder’s Options, an Optionholder Notice (the “Optionholder Notice”) that, among other disclosures set forth therein, notifies such Optionholders (i) of the consummation of the Mergers, (ii) that they will receive their respective portion of the Merger Consideration, subject to, and in accordance with, the terms of this Agreement, upon their execution and delivery of the Optionholder Acknowledgement, in the form of Exhibit H (“Optionholder Acknowledgment”) and (iii) provides such other instructions as may be necessary for the execution and delivery of the Optionholder Acknowledgement in exchange for the applicable portion of the Merger Consideration in accordance with the terms of this Agreement.
2.10    Certificates of Incorporation and Bylaws.
(a)    Certificate of Incorporation Following the Merger. The certificate of incorporation of the Temporary Surviving Corporation shall be as set forth on Exhibit I until amended in accordance with applicable law.
(b)    Bylaws Following the Merger. The bylaws of MergerSub #1 in effect at the Effective Time shall be the bylaws of the Temporary Surviving Corporation until amended in accordance with the provisions thereof and the provisions of the certificate of incorporation of the Temporary Surviving Corporation and in accordance with applicable law.
(c)    Certificate of Incorporation Following Merger #2. The certificate of incorporation of the Surviving Corporation in the form of Exhibit J hereto shall be, at and as of the Effective Time #2, the Certificate of Incorporation of MergerSub #2 (except that the name of the Surviving Corporation shall be changed to “ClickPay Services, Inc.”).
(d)    Bylaws Following Merger #2. The bylaws of the Temporary Surviving Corporation in the form of Exhibit K hereto shall be, at and as of the Effective Time #2, the bylaws of the Surviving Corporation.
2.11    Directors and Officers of the Surviving Corporation.
(a)    Directors and Officers Following the Merger. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable law, the directors of MergerSub #1 at the Effective Time shall be the directors of the Temporary Surviving Corporation and the officers of MergerSub #1 at the Effective Time shall be the officers of the Temporary Surviving Corporation.
(b)    Directors of the Surviving Corporation. The directors of the Surviving Corporation shall, from and after the Closing Date, be the persons listed on Schedule 2.12(b) until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.
(c)    Officers of the Surviving Corporation. The officers of the Surviving Corporation shall, from and after the Closing Date, be the persons listed on Schedule 2.12(c) until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.
2.12    Tax Treatment of the Merger. Buyer, MergerSub #1, MergerSub #2 and TopCo intend that the Mergers which are to be consummated pursuant to a pre-arranged integrated plan together qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and neither Buyer nor MergerSub #1 will take any position for Tax, accounting or other purposes inconsistent with the intention that the Mergers qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D), unless otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code. This Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation §1.368-2(g) for purposes of Section 368(a) of the Code.
ARTICLE III
MERGER CONSIDERATION; ALLOCATION
3.1    Merger Consideration. In consideration of the cancellation and surrender of the TopCo Stock and the Options as a result of Merger #1, Buyer shall pay and issue the Merger Consideration to the TopCo Sellers in accordance with Section 2.3. The Merger Consideration will be comprised of cash and Buyer Common Stock in accordance with the allocations provisions set forth in Section 3.2 below. The portion of the Merger Consideration to which any TopCo Seller is entitled to receive in respect of its, his or her TopCo Stock or Options pursuant to this Agreement is referred to herein as the “Individual Merger Consideration.”
3.2    Allocation of Merger Consideration.
(a)    General. The aggregate Merger Consideration (excluding Merger Consideration paid on account of a Merger Consideration Underpayment (as defined in Section 4.4(b)(i)), if any) shall be allocated and paid among the TopCo Sellers as follows:
(i)    Holdback Consideration Shares Amount. Buyer shall pay the Holdback Consideration Shares Amount by the issuance of shares of Buyer Common Stock, which shall be issued on the dates and on the terms set forth in Section 4.5. The Holdback Consideration Shares Amount shall be allocated to the TopCo Sellers as set forth on the Payment Spreadsheet.
(ii)    Holdback Consideration Cash Amount. Buyer shall pay the Holdback Consideration Cash Amount to the Class A Optionholders in cash on the dates and terms set forth in Section 4.5. The Holdback Consideration Cash Amount shall be allocated to the Class A Optionholders as set forth on the Payment Spreadsheet.
(iii)    Cash Consideration. Subject to Section 3.2(b), the remaining balance of each TopCo Seller’s Individual Merger Consideration (excluding Merger Consideration paid on account of a Merger Consideration Underpayment, if any) will be paid by Buyer in cash (the “Cash Consideration”).
(b)    Additional Stock Consideration Election. Notwithstanding Section 3.2(a)(iii) above, each TopCo Seller (other than the Class A Optionholders) had the right to elect to forego the Cash Consideration and receive up to 100% of the remaining balance of their Individual Merger Consideration in the form of shares of Buyer Common Stock (“Stock Consideration”). Any such election (an “Additional Stock Consideration Election”) shall have been made by a TopCo Seller (other than the Class A Optionholders) by executing and delivering to TopCo, prior to the date hereof, a Closing Consideration Election Form, which has been provided to each TopCo Seller (other than the Class A Optionholders) in connection with the distribution of the Information Statement. If such form was not completed and returned to TopCo, the election will be deemed waived for all purposes of this Agreement.
ARTICLE IV
CLOSING
4.1    Closing. The closing under this Agreement (the “Closing”) will take place remotely via the exchange of documents and signatures at 10:00 a.m. Central Time simultaneously with the execution of this Agreement (the “Closing Date”), or at such other time to which the Parties mutually agree.
4.2    Closing Deliveries. The obligations of the Parties to consummate the Closing shall be subject to:
(a)    Closing Deliveries of the Parties. At or prior to the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Parties shall cause the following to occur:
(i)    Merger Certificate #1. TopCo and MergerSub #1 shall cause the Certificate of Merger #1 to be executed, acknowledged and filed with the Secretary of State of the State of Delaware.
(ii)    Merger Certificate #2. The Temporary Surviving Corporation and MergerSub #2 shall cause the Certificate of Merger #2 to be executed, acknowledged and filed with the Secretary of State of the State of Delaware.
(b)    Buyer Closing Deliveries. At or prior to the Closing, Buyer shall deliver or cause to be delivered to the Sellers’ Representative, the following:
(i)    Transaction Documents. Buyer shall deliver a fully executed copy of each Transaction Document to which Buyer, the MergerSubs or any of their Affiliates is to be party, which Transaction Documents shall be or remain in effect as of the Closing.
(ii)    Board Approvals. Buyer shall deliver the resolutions of the board of directors of Buyer and of each MergerSub, authorizing and approving the execution and delivery of this Agreement and each of the other Transaction Documents by Buyer or such MergerSub, as the case may be, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, certified by an officer of Buyer.
(c)    TopCo Closing Deliveries. At or prior to the Closing, TopCo shall deliver, or cause to be delivered, to Buyer the following:
(i)    Transaction Documents. TopCo shall deliver a fully executed copy of each Transaction Document to which TopCo is to be party, which Transaction Documents shall be or remain in effect as of the Closing.
(ii)    Good Standing Certificates. TopCo shall deliver a certificate of good standing from the State of Delaware which is dated within five (5) days of the Closing with respect to TopCo.
(iii)    Tax Certificates. TopCo shall deliver (i) a certification from TopCo pursuant to Treasury Regulations Section 1.1445-2(c)(3), dated as of the Closing Date and reasonably acceptable to Buyer, stating that TopCo has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and that interests in TopCo do not constitute “United States real property interests” (as defined in Section 897(c)(1) of the Code), together with the related IRS notice as required under Treasury Regulations Section 1.897-2(h) and (ii) a duly executed IRS Form W-9 or Form W-8, as applicable, with respect to each of the TopCo Sellers.
(iv)    TopCo Closing Statement. TopCo shall deliver a statement (the “TopCo Closing Statement”) setting forth the total outstanding TopCo Transaction Expenses (including the TopCo Change of Control Payments) as of the Closing Date, including each payee thereof and payment instructions with respect to each such payee.
(v)    Stockholder Support Agreements. TopCo shall deliver (x) fully-executed copies of the Stockholder Support Agreements from each of the Significant Stockholders and (y) copies of the original certificates, or duly executed affidavits of lost certificate, representing the number of shares held by each such Significant Stockholder, in accordance with Section 2.8 above.
(vi)    Option Cancellation Agreements. TopCo shall deliver fully-executed copies of the Option Cancellation Agreements from each of the Significant Optionholders.
(vii)    Certified Charter Documents, Board and Stockholder Approvals. TopCo shall deliver a certificate of the secretary of TopCo, dated as of the Closing Date, certifying as true, correct and complete and in full force and effect as of immediately prior to the Effective Time the following with respect to TopCo: (A) the TopCo Charter and the Bylaws of TopCo (together with the TopCo Charter, the “TopCo Charter Documents”), (B) copies of the written Consent evidencing the Stockholder Approval, (C) copies of the resolutions of the TopCo Board authorizing the execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby (including the Mergers), and (D) the incumbency and signatures of the officers of TopCo executing this Agreement or any Transaction Document on behalf of TopCo.
(viii)    Resignations. TopCo shall deliver resignations from each of the directors and officers of TopCo, which resignations will be effective on or before the Closing and will be in form and substance reasonably satisfactory to Buyer.
4.3    Closing Date Payments.
(a)    Payment and Issuance of Initial Merger Consideration by Buyer. At the Effective Time and subject to Buyer’s receipt of the TopCo Certificates and Option Cancellation Agreements or Optionholder Acknowledgment in accordance with Section 2.8, Buyer shall (A) issue to the TopCo Sellers an aggregate amount of Buyer Common Stock equal to the Stock Consideration, and (B) pay the TopCo Sellers an aggregate amount in cash equal to the Cash Consideration, in each case, to each TopCo Seller in the amounts specifically as set forth in the Payment Spreadsheet. Each TopCo Seller entitled to receive Stock Consideration shall receive a stock certificate, as soon as practical after the Closing, in such TopCo Seller’s name evidencing shares of Buyer Common Stock representing the Stock Consideration issuable to such TopCo Seller. The Cash Consideration shall be paid by Buyer by wire transfer of immediately available funds to an account of each TopCo Seller entitled to receive Cash Consideration designated in writing by the Sellers’ Representative to Buyer prior to the Closing Date.
(b)    1st Anniversary Holdback Shares. At the Effective Time, Buyer shall cause to be issued to the TopCo Sellers indicated in the Payment Spreadsheet, the 1st Anniversary Holdback Shares, with Buyer issuing a stock certificate in each such TopCo Seller’s name evidencing shares of Buyer Common Stock representing such TopCo Seller’s Holdback Shares Pro Rata Portion of the 1st Anniversary Holdback Shares, which shares shall be retained by Buyer pursuant to Section 4.5 hereof.
(c)    Payment of TopCo Sellers Representative Fund Amount to Sellers’ Representative. At the Effective Time, Buyer shall pay the TopCo Sellers Representative Expense Fund Amount to the Sellers’ Representative, by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Representative prior to the Closing.
(d)    Payment of TopCo Transaction Expenses. At the Effective Time, Buyer shall pay on behalf of TopCo all of the TopCo Transaction Expenses in accordance with the TopCo Closing Statement by wire transfer of immediately available funds to the applicable Person set forth on the TopCo Closing Statement.
4.4    Merger Consideration Adjustment.
(a)    Determination of Certain Amounts; Incorporation by Reference. The calculation of Company Cash, Company Net Working Capital, Company Closing Net Debt Amount and Company Transaction Expenses (collectively, the “Company Adjustable Financial Amounts”) at Closing, and any adjustments to such amounts following the Closing, shall be determined in accordance with Sections 2.5(a) through (e) of the Company Purchase Agreement. Sections 2.5(a) through (e) of the Company Purchase Agreement are incorporated herein by reference, and made a part of this Agreement.
(b)    Closing Payment Adjustment. If the Company Adjustable Financial Amounts, as finally determined pursuant to the procedures set forth in Section 2.5(e) of the Company Purchase Agreement, differ from the estimated Company Adjustable Financial Amounts determined in accordance with Section 2.5(a) of the Company Purchase Agreement, then the Initial Merger Consideration shall be recalculated using such final figures in lieu of such estimated figures at Closing and the resulting amount calculated after such adjustments is referred to herein as the “Adjusted Initial Merger Consideration”.
(i)    Merger Consideration Underpayment. If the Adjusted Initial Merger Consideration exceeds the Initial Merger Consideration (such difference, a “Merger Consideration Underpayment”), then Buyer shall be required to pay the TopCo Sellers, within five (5) Business Days following the final determination of the Adjusted Initial Merger Consideration, an amount equal to such Merger Consideration Underpayment. Such amount shall be allocated among the TopCo Sellers in accordance with the provisions of Section 2.3 and allocated between Cash Consideration and Stock Consideration as follows: (x) 40% of such Merger Consideration Underpayment shall be paid by Buyer by the issuance of additional shares of Buyer Common Stock (which shall be valued based on the Issue Price on the Closing Date) and allocated among the TopCo Sellers in accordance with their respective Pro Rata Portion, and (y) the remaining portion of the Merger Consideration Underpayment payable to each TopCo Seller shall be paid by the Buyer in cash. Each TopCo Seller shall receive a stock certificate in such TopCo Seller’s name evidencing shares of such Buyer Common Stock issuable to such TopCo Seller pursuant to this Section 4.4(b)(i).
(ii)    Merger Consideration Overpayment. If the Initial Merger Consideration exceeds the Adjusted Initial Merger Consideration, as a result of the adjustments to the Company Adjustable Financial Amounts (as finally determined pursuant to Section 2.5(e) of the Company Purchase Agreement) (such difference, a “Merger Consideration Overpayment”), then Buyer shall be paid such Merger Consideration Overpayment, which shall be satisfied (x) first, from the Holdback Consideration (initially from the 1st Anniversary Holdback Consideration until such consideration is exhausted and then from the 2nd Anniversary Holdback Consideration), and (y) second, if any to the extent the Merger Consideration Overpayment is greater than the Holdback Consideration available, from each TopCo Seller, severally, in accordance with each TopCo Seller’s Pro Rata Portion; provided, however, that if the Merger Consideration Overpayment (when aggregated with the amount of the Purchase Price Overpayment (as defined in the Company Purchase Agreement)) is any amount greater than $1,000,000, then Buyer may recover the Merger Consideration Overpayment directly from each TopCo Seller, severally, in accordance with each such TopCo Seller’s respective Pro Rata Portion, without any requirement to first recover any amounts of the Merger Consideration Overpayment from the Holdback Consideration. Any amounts directly paid to Buyer by a TopCo Seller pursuant to this Section 4.4(b)(ii) shall be made by wire transfer of immediately available funds to Buyer.
4.5    Holdback. At the Closing, Buyer shall retain the Holdback Consideration from the Merger Consideration that is payable to the TopCo Sellers, which Holdback Consideration will constitute security for the satisfaction of the TopCo Sellers’ indemnity and Merger Consideration Overpayment obligations under this Agreement (the “TopCo Seller Obligations”). Buyer shall retain and shall have the right to subtract from the Holdback Consideration (initially from the 1st Anniversary Holdback Consideration until such consideration is exhausted and then from the 2nd Anniversary Holdback Consideration) any Buyer Indemnified Losses (as defined in Section 9.1 below) for which a Buyer Indemnified Party is entitled to indemnification pursuant to Article IX. Buyer shall pay the balance of the Holdback Consideration to the TopCo Sellers (or their respective written designee(s)) as follows:
(a)    Initial Release Date. Within fifteen (15) days after the date that is one day following the 12-month anniversary of the Closing Date (such date, the “Initial Release Date”), Buyer shall release to the TopCo Sellers, in accordance with the allocations set forth in Section 3.2, the 1st Anniversary Holdback Consideration minus (A) the amount of shares of Buyer Common Stock and cash representing any Merger Consideration Overpayments satisfied from the 1st Anniversary Holdback Consideration (as determined by dividing the applicable amount by the Issue Price as of the Closing Date with respect to the Buyer Common Stock portion of such amount), minus (B) the amount of shares, if any, of Buyer Common Stock and cash, representing the aggregate outstanding Buyer Indemnified Losses as finally determined as of the Initial Release Date, with such amount of shares being determined in accordance with Section 9.6 (with respect to the Buyer Common Stock portion of such amount), minus (C) any amounts described in the following sentence. To the extent that as of the Initial Release Date there are properly asserted claims by the Buyer Indemnified Parties for indemnification against the TopCo Sellers pursuant to Section 9.1(a) pending, Buyer shall deduct from the 1st Anniversary Holdback Consideration cash and a number of shares of Buyer Common Stock (determined by dividing the applicable amount by the Issue Price as of the Closing Date with respect to the Buyer Common Stock portion of such amount), to cover a reasonable estimate of Buyer Indemnified Losses to be incurred by the Buyer Indemnified Parties, as determined by Buyer in the reasonable exercise of its discretion. The TopCo Sellers hereby irrevocably authorize Buyer to submit to its transfer agent for cancellation the stock certificates representing the 1st Anniversary Holdback Shares retained by Buyer in order to permit the reductions to the 1st Anniversary Holdback Shares contemplated by this Section 4.5(a) and issue new stock certificates representing the 1st Anniversary Holdback Shares, if any, to be issued or released to the TopCo Sellers following such reductions.
(b)    Issuance of Holdback Shares. On the Initial Release Date, Buyer shall cause to be issued to the TopCo Sellers indicated in the Payment Spreadsheet a number of shares of fully paid, nonassessable Buyer Common Stock in an amount equal to (A) the 2nd Anniversary Holdback Shares, minus (B) the amount of shares of Buyer Common Stock representing any Merger Consideration Overpayments satisfied from the 2nd Anniversary Holdback Shares (as determined by dividing the applicable amount by the Issue Price as of the Initial Release Date, with respect to the Buyer Common Stock portion of such amount), minus (C) the amount of shares, if any, of Buyer Common Stock, representing aggregate outstanding Buyer Indemnified Losses as finally determined as of the Initial Release Date that have not been satisfied by 1st Anniversary Holdback Shares (with such amount of shares being determined in accordance with Section 9.6(a), with respect to the Buyer Common Stock portion of such amount); with each applicable TopCo Seller receiving a stock certificate in such TopCo Seller’s name evidencing shares of Buyer Common Stock representing such TopCo Seller’s Holdback Shares Pro Rata Portion of the 2nd Anniversary Holdback Shares and which 2nd Anniversary Holdback Shares shall be retained by Buyer pursuant to this Section 4.5(b).
(c)    Second Release Date. Within fifteen (15) days after the date that is one day following the 24-month anniversary of the Closing Date (such date, the “Second Release Date”), Buyer shall release to the TopCo Sellers, in accordance with the allocations set forth in Section 3.2, the 2nd Anniversary Holdback Consideration, minus (A) the amount of shares of Buyer Common Stock and cash representing any Merger Consideration Overpayments satisfied from the 2nd Anniversary Holdback Consideration (as determined by dividing the applicable amount by the Issue Price as of the Closing Date with respect to the Buyer Common Stock portion of such amount), minus (B) the amount of shares, if any, of Buyer Common Stock and cash, representing the aggregate outstanding Buyer Indemnified Losses as finally determined as of the Second Release Date that have not been satisfied by 1st Anniversary Holdback Consideration (with such amount of shares being determined in accordance with Section 9.6(a) with respect to the Buyer Common Stock portion of such amount), minus (C) any amounts described in the following sentence. To the extent that as of the Second Release Date there are properly asserted claims by the Buyer Indemnified Parties for indemnification against the TopCo Sellers pursuant to Section 9.1(a) pending, Buyer shall deduct from the 2nd Anniversary Holdback Consideration cash and a number of shares of Buyer Common Stock (as determined by dividing the applicable amount by the Issue Price as of the Initial Release Date with respect to the Buyer Common Stock portion of such amount), to cover a reasonable estimate of Buyer Indemnified Losses to be incurred by the Buyer Indemnified Parties, as determined by Buyer in the reasonable exercise of its discretion. The TopCo Sellers hereby irrevocably authorize Buyer to instruct its transfer agent to cancel stock certificates representing the 2nd Anniversary Holdback Shares retained by Buyer in order to permit the reductions to the 2nd Anniversary Holdback Shares contemplated by this Section 4.5(b) and issue new stock certificates representing the 2nd Anniversary Holdback Shares, if any, following such reductions.
(d)    Resolution of Existing Claims. If after the Initial Release Date or Second Release Date, any claims for indemnity are resolved in favor of the Sellers’ Representative (on behalf of the TopCo Sellers) by mutual agreement or otherwise, or if upon resolution of a claim in accordance with the provisions hereof, the amount withheld exceeds the amount ultimately determined to be properly payable to a Buyer Indemnified Party in respect of such claim, Buyer shall release to the TopCo Sellers cash and a number of fully paid, nonassessable shares of Buyer Common Stock in an amount equal to the excess amount withheld, with such amount of shares being determined by dividing such excess amount withheld by the Issue Price as of the Closing Date, with respect to the 1st Anniversary Holdback Shares, or the Initial Release Date, with respect to the 2nd Anniversary Holdback Shares.
(e)    Allocation of Holdback Consideration Among TopCo Sellers. All shares of Buyer Common Stock that are released to the TopCo Sellers on the Initial Release Date, the Second Release Date or upon resolution of existing claims shall constitute additional Merger Consideration and shall be distributed to the TopCo Sellers based on their respective Holdback Shares Pro Rata Portion. Reductions to the Holdback Consideration shall be effected in accordance with each TopCo Seller’s respective Holdback Consideration Pro Rata Portion of such TopCo Seller’s contribution to the Holdback Consideration (in cash or Buyer Common Stock, as applicable).
(f)    Interest in Holdback Consideration; Voting Rights, Etc. For avoidance of doubt, the Holdback Consideration and any right, title and interest therein may not be encumbered, transferred or otherwise hypothecated by a TopCo Seller until such portion of the Holdback Consideration is released to the TopCo Seller in accordance with this Section 4.5. Except as otherwise specifically set forth in this Agreement, during any period in which the 1st Anniversary Holdback Shares and, following the Second Release Date, the 2nd Anniversary Holdback Shares are subject to retention by Buyer pursuant to this Section 4.5, the TopCo Sellers shall be entitled to all rights with respect to the 1st Anniversary Holdback Shares and the 2nd Anniversary Holdback Shares, including all rights to dividends, distributions and all voting rights; provided, however, that notwithstanding the foregoing, the Optionholders shall not have any rights to dividends, distributions or voting rights with respect to the 1st Anniversary Holdback Shares or the 2nd Anniversary Holdback Shares until they are released from the holdback to the applicable Optionholder.
4.6    Withholding. Buyer, and any other applicable withholding agent will be entitled to deduct and withhold from any amounts payable pursuant to or as contemplated by this Agreement any Taxes or other amounts required under the Code or any Applicable Laws to be deducted and withheld, and, to the extent that any such amounts are so deducted or withheld and properly paid to the appropriate Governmental Entity, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. To the extent that such amounts are not so deducted and withheld, such Person shall indemnify Buyer and its Affiliates and any other applicable withholding agent for any such amounts imposed by a Governmental Entity, together with any related costs, expenses or damages. Notwithstanding anything to the contrary in this Agreement, any compensatory amounts subject to payroll reporting and withholding that are payable pursuant to or as contemplated by this Agreement, including any such amounts payable pursuant to Section 4.3, and including any payments of transaction or similar bonuses, shall be payable through the Surviving Corporation (or other applicable entity) in accordance with the applicable payroll procedures.
ARTICLE V
[INTENTIONALLY OMITTED.]
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF TOPCO
Except as set forth in the disclosure schedule which has been delivered by TopCo to Buyer and the MergerSubs concurrently with the execution hereof (the “Disclosure Schedule”) (which Disclosure Schedule shall be arranged according to specific sections in this Article VI and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article VI and any other section in such Article where it is reasonably apparent, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section), TopCo represents and warrants to Buyer and the MergerSubs and to and for the benefit of the Buyer Indemnified Parties, as of the date hereof, as follows (with the understanding and acknowledgement that Buyer and the MergerSubs would not have entered into this Agreement without being provided with the representations and warranties set forth herein, and that these representations and warranties constitute an essential and determining element of this Agreement).
6.1    Organizational Matters.
(a)    Organization, Standing and Power to Conduct Business. TopCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its properties and to carry on its business in all material respects as now being conducted.
(b)    Good Standing. TopCo is duly qualified and in good standing to do business (with respect to jurisdictions that recognize that concept) in each of the jurisdictions set forth in Section 6.1 of the Disclosure Schedule, and such jurisdictions represent each jurisdiction in which the nature of TopCo’s business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on TopCo.
(c)    TopCo Charter Documents. TopCo has delivered to Buyer and the MergerSubs true and complete copies of the TopCo Charter Documents, which, in each case are currently in effect. TopCo is not in violation of any of the provisions of the TopCo Charter Documents.
(d)    Subsidiaries. TopCo does not have and has never had any Subsidiaries and does not own, hold or have any interest in or right to acquire capital stock or other equity interests or ownership interests in any entity, other than TopCo’s membership interest in the Company as set forth in Section 6.1 of the Disclosure Schedule.
(e)    Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of TopCo.
6.2    Capital Structure.
(a)    Capital Stock.
(i)    The authorized capital stock of TopCo consist of (i) 7,565,197 shares of Class A Common Stock, (ii) 412,500 shares of Class B Common Stock, (iii) 412,500 shares of Class C Common Stock, (iv) 1,100,000 shares of Series A Preferred Stock, (v) 2,117,646 shares of Series A-1 Preferred Stock, (vi) 392,157 shares of Series B Preferred Stock and (vii) 1,000,000 shares of Series WC Preferred Stock.
(ii)    At the date hereof, there are (i) 1,650,000 shares of Class A Common Stock, (ii) 1,100,000 shares of Series A Preferred Stock, (iii) 2,117,646 shares of Series A-1 Preferred Stock, (iv) 392,157 shares of Series B Preferred Stock and (vii) 650,000 shares of Series WC Preferred Stock issued and outstanding and TopCo has no other issued or outstanding shares of capital stock. All of the issued and outstanding shares of capital stock of TopCo (“TopCo Capital Stock”) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to any preemptive rights.
(iii)    No shares of TopCo Capital Stock are held as treasury stock or are owned by TopCo.
(iv)    Section 6.2(a)(iv) of the Disclosure Schedule sets forth a true and complete list of the holders of all the issued and outstanding shares of TopCo Capital Stock, showing the number of shares of each class and series of stock held by each such holder.
(b)    Other Securities. Except as set forth in Section 6.2(b) of the Disclosure Schedule or in the TopCo Charter Documents, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which TopCo is a party or by which it is bound obligating TopCo to (A) issue, convert, deliver or sell, or cause to be issued, delivered or sold, securities of TopCo, (B) issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking contemplated under clause (A), or (C) issue or distribute to holders of any TopCo Capital Stock any evidences of indebtedness or assets of TopCo. Except as set forth in Section 6.2(b) of the Disclosure Schedule or in the TopCo Charter Documents, TopCo is not under any obligation to purchase, redeem or otherwise acquire any TopCo Capital Stock or any interest therein or to pay any dividend or make any other distribution with respect thereto.
(c)    No Agreements. Other than as listed in Section 6.2(c) of the Disclosure Schedule or as set forth in the TopCo Charter Documents or this Agreement, there are no agreements, written or oral, to which TopCo or, to the Knowledge of TopCo, any TopCo Seller is a party, relating to the Mergers or the issuance, acquisition (including rights of first refusal or preemptive rights), disposition, registration under the Securities Act of 1933, as amended (the “Securities Act”), or voting of the TopCo Capital Stock or other securities of TopCo.
(d)    Compliance with Laws. All TopCo Capital Stock, and other rights to acquire capital stock or other securities of TopCo, have been issued in compliance with all applicable securities laws and all other Applicable Laws.
(e)    Merger Consideration. No Person will be entitled to receive from TopCo, or have any claim against TopCo to a portion of, the Merger Consideration or any other payments to be made pursuant to this Agreement or the other Transaction Documents, other than the TopCo Sellers or as otherwise set forth in this Agreement or the other Transaction Documents.
6.3    Authority and Due Execution.
(a)    TopCo has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein or therein. The execution, delivery and performance of this Agreement and the other Transaction Documents by TopCo, and the consummation of the transactions contemplated herein or therein, have been duly and validly authorized by all necessary corporate action on the part of TopCo, and no other corporate proceedings on the part of TopCo are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by TopCo or to consummate the transactions contemplated herein or therein.
(b)    Due Execution. This Agreement and each other Transaction Document to which TopCo is a party has been duly executed and delivered by TopCo and, assuming due authorization, execution and delivery by Buyer and the MergerSubs and other parties hereto and thereto, constitutes the valid and binding obligation of TopCo, enforceable against TopCo in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles (the “Remedies Exceptions”).
6.4    Non-Contravention and Consents. Except as set forth in Section 6.4 of the Disclosure Schedule:
(a)    Non-Contravention. The execution and delivery of this Agreement and each other Transaction Document and the consummation of the transactions contemplated herein and thereby by TopCo do not, and the performance of this Agreement and each other Transaction Document by TopCo will not (i)  conflict with or violate any provision of the TopCo Charter Documents, (ii) conflict with or violate any Applicable Laws, or (iii) conflict with, result in any breach or acceleration of, or constitute a default (or an event that, with notice or lapse of time or both, would reasonably be expected to become a default) under, or impair the rights of TopCo, require redemption or repurchase or otherwise require the purchase or sale of any securities, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to any Contract to which TopCo is a party or otherwise bound, or result in the creation of a Lien (other than a Permitted Encumbrance) on any of the properties or assets of TopCo (including the TopCo Capital Stock).
(b)    Contractual Consents. No Consent under any Contract to which TopCo is a party or otherwise bound is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by TopCo or the consummation of the transactions contemplated herein or therein.
(c)    Governmental Consents. No Consent of any national, state, municipal, provincial, county, local or foreign government, any instrumentality, subdivision, department, ministry, board, legislative body, court, administrative or regulatory agency, bureau or commission, or other governmental entity or instrumentality or political subdivision thereof, or any quasi-governmental or private body exercising any executive, legislative, judicial, administrative, regulatory, taxing, importing or other functions of or pertaining to a government (a “Governmental Entity”) is required to be obtained or made by TopCo in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by TopCo or the consummation of the transactions contemplated herein or therein.
6.5    Financial Statements; Absence of Operations; No Liabilities.
(a)    TopCo has no assets or Liabilities of any kind other than (i) its membership interest in the Company, (ii) cash as necessary for the maintenance of its corporate existence (including for the payment of any Taxes and/or other fees and the preparation and filing of any Tax Returns), (iii) the TopCo Transaction Expenses and (iv) resulting from ministerial acts necessary to conducting the operations listed in the foregoing clauses (i) and (ii). Excluding the cash amount described in (ii) above, TopCo has no net working capital. Since November 21, 2013, except as set forth in the Disclosure Schedule, TopCo has not engaged in any business activities other than those relating directly to its holding of membership interests in the Company. TopCo does not employ or engage any individuals as employees or independent contractors of TopCo. Without limiting the generality of the foregoing representations in this Section 6.5, TopCo does not have any Intellectual Property Rights.
(b)     Section 6.5 of the Disclosure Schedule sets forth the financial statements (consisting of a balance sheet, statement of operations and statement of cash flows) of TopCo for the years ended December 31, 2016 and 2017 (collectively, the “Financial Statements”). The financial statements of TopCo for the year ended December 31, 2017 have been reviewed by the independent public accountants of TopCo and are the most recent regularly-prepared financial statements for TopCo (the “Most Recent Financial Statements”). The Financial Statements were prepared in accordance with GAAP, are true and correct in all material respects, and fairly and accurately present in all material respects the financial position, results of operation and cash flows of TopCo as of the dates, and for the periods, indicated therein.
6.6    Litigation. Except as disclosed on Section 6.6 of the Disclosure Schedule, there have not been in the last five (5) years, and there currently are no written demand letters, complaints, actions, suits, hearings, investigations or proceedings, or governmental or regulatory inquiries by or before a Governmental Entity (each, a “Legal Proceeding”), pending or, to the Knowledge of TopCo, threatened against TopCo or its business. To the Knowledge of TopCo, there currently are no Legal Proceedings pending, or any material Legal Proceedings threatened, against the TopCo Sellers relating to TopCo or its business. There currently are no Legal Proceedings initiated by TopCo pending, or that TopCo intends to initiate, against any other Person related to TopCo or its business. There is no injunction, judgment, decree or order entered, issued, made, or rendered by any Governmental Entity currently binding upon or against TopCo.
6.7    Taxes.
(a)    (i) All income and other material Tax Returns required to be filed by or with respect to TopCo have been duly and timely filed (taking into account valid extensions) and such Tax Returns are true, correct and complete; (ii) all Taxes owed by TopCo or for which TopCo may be liable that are or have become due have been timely paid in full; (iii) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax; (iv) all Tax withholding and deposit requirements imposed on or with respect to TopCo have been satisfied in full in all respects; (v) there are no Liens for Taxes (other than Permitted Encumbrances) on any of the assets of TopCo; and (vi) TopCo is not liable for any Tax as a transferee or successor.
(b)    Section 6.7(b) of the Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to TopCo for the three (3) taxable years ending prior to the Closing Date, indicates those Tax Returns that have been audited, indicates those Tax Returns that are currently the subject of audit and indicates those Tax Returns whose audits have been closed. TopCo has made available to Buyer true and complete copies of all Tax Returns filed by TopCo during the past five (5) years and all material correspondence to TopCo from, or from TopCo to, a Taxing Authority relating thereto.
(c)    There is no written claim against TopCo for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing with respect to any Tax Return, and no written notice has been received from a Governmental Entity with respect to Taxes, in either case, of or with respect to TopCo, and, to the Knowledge of TopCo, there is no reasonable factual or legal basis for the assessment of any deficiency or adjustment with respect to any Tax Return of or with respect to TopCo, other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) on Section 6.7(c) of the Disclosure Schedule. To the Knowledge of TopCo there are no Tax audits or administrative or judicial proceedings that are being conducted, pending or threatened with respect to TopCo, other than those disclosed (and to which are attached true and complete copies of all correspondence to or from the relevant Taxing Authority pertaining thereto) on Section 6.7(c) of the Disclosure Schedule. No written claim has ever been made by an authority in a jurisdiction where TopCo does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. TopCo is not subject to Tax in any country other than its country of incorporation by virtue of having a permanent establishment or other place of business in such other country.
(d)    Except as set forth in Section 6.7(d) of the Disclosure Schedule, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to TopCo or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to TopCo.
(e)    TopCo is not a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements, and has no obligation or Liability under any such agreement or arrangement, other than agreements or obligations pursuant to agreements in each case with customary terms and for which the principal purpose is not Taxes.
(f)    TopCo has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated in this Agreement.
(g)    TopCo is not and has not been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.
(h)    TopCo will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) use of an improper method of accounting or any change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election made under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) on or prior to the Closing Date; or (vii) application of Section 965 of the Code. TopCo has not made an election under Section 965(h) of the Code.
(i)    TopCo is and has at all times since incorporation been classified as a C corporation (within the meaning of Section 1361(a)(2) of the Code) for U.S. federal (and applicable state and local) income Tax purposes.
(j)    TopCo does not have any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provisions of state, local or foreign Tax law), or as a transferee or successor, under any Contract to which TopCo is a party or otherwise (other than agreements or obligations pursuant to agreements in each case with customary terms and for which the principal purpose in not Taxes). TopCo is not and has never been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income tax purposes.
(k)    TopCo has not participated, within the meaning of Treasury Regulations Section 1.6011-4(c), in any "reportable transaction" within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder (or any similar provision of state, local or foreign law). TopCo has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).
(l)    TopCo uses and has used since inception the accrual method of accounting for income Tax purposes.
(m)    All payments by or to TopCo comply with all applicable transfer pricing requirements imposed by any Governmental Entity, and TopCo has made available to Buyer accurate and complete copies of all transfer pricing documentation prepared pursuant to Treasury Regulation Section 1.6662‑6 (or any similar foreign statutory, regulatory, or administrative provision) by or with respect to TopCo during the past five years.
(n)    TopCo has not incurred any liabilities for Taxes since the date of the Most Recent Financial Statements (i) arising from extraordinary gains or losses, as that term is used in GAAP, (ii) outside the ordinary course of business, or (iii) inconsistent with past custom or practice.
(o)    No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect TopCo.
(p)    Section 6.7(p) of the Disclosure Schedule sets forth, for each TopCo Seller that acquired on or after January 1, 2011 TopCo Capital Stock or any other security in TopCo that would be deemed a "covered security" under Treasury Regulations §1.6045-1(a)(15), the name of such Person and, with respect to such shares or securities, the certificate numbers (if any), the adjusted basis and the original acquisition date.
6.8    Absence of Changes. Since December 31, 2017, there has not occurred, and TopCo does not have any Knowledge of, any Material Adverse Effect. Except as set forth in Section 6.8 of the Disclosure Schedule, from December 31, 2017, TopCo has conducted its business only in the ordinary course of business consistent with past practices, and TopCo has not:
(a)    failed to use commercially reasonable efforts to maintain its assets in their current condition, except for ordinary wear and tear, or failed to repair, maintain, or replace any of its equipment in accordance with the normal standards of maintenance applicable in the industry;
(b)    accelerated, amended or terminated any material Contract, or received any written notice from any counterparty to a material Contract that such counterparty has or intends to take any such actions, other than pursuant to the expiration of a material Contract pursuant to its terms;
(c)    entered into any Contract (i) that is a material Contract and (ii) outside the ordinary course of business;
(d)    made or pledged to make any charitable contribution in excess of $5,000 in the aggregate;
(e)    entered into any new intercompany transaction, agreement, arrangement, or understanding with, directly or indirectly, any officer or manager or Affiliate of TopCo, or made any payment or distribution to any officer or manager of TopCo other than advances in the ordinary course of business and consistent with past practices of TopCo not to exceed, in the aggregate, $25,000;
(f)    acquired (including by merger, consolidation, or the acquisition of any equity interest or assets) or sold (whether by merger, consolidation, or the sale of an equity interest or assets), leased, assigned, licensed, loaned, pledged, transferred, or disposed of any Person or any material assets or rights except in the ordinary course of business and consistent with past practice, whether in one or more transactions;
(g)    mortgaged, pledged, or subjected to any Lien (other than Permitted Encumbrances) any of its assets;
(h)    made any loans, advances or capital contributions to, or investment in, any other Person;
(i)    entered into any joint ventures, strategic partnerships or alliances;
(j)    (i) hired or changed its independent public accountants, if any, (ii)  changed its depreciation or amortization policies or rates, (iii) changed its standard invoicing or billing practices and procedures or, (iv) except as required by Applicable Law or circumstances which did not exist as of such date, changed any of the accounting principles or practices used by it, including with respect to its accounts receivable and accounts payable;
(k)    made, declared, paid or set aside assets for any dividend or otherwise declared or made any other distribution with respect to its capital stock, or directly or indirectly purchased, redeemed or otherwise acquired any capital stock or other securities of TopCo;
(l)    incurred or guaranteed any Indebtedness in excess of $5,000 annually (other than such Indebtedness incurred in the ordinary course of business), issued any debt securities or rights to acquire debt securities, or entered into any arrangement having the economic effect of any of the foregoing;
(m)    failed to pay any Indebtedness or any other accounts payable as it became due, or materially changed its existing practices and procedures with respect to the payment of Indebtedness or other accounts payable;
(n)    (i) paid, discharged or satisfied any Liability of TopCo, other than pursuant to the terms of such Liability or immaterial Liabilities of TopCo arising in the ordinary course of business, (ii) prepaid or cancelled any amount of indebtedness for borrowed money in excess of $5,000 individually or $10,000 in the aggregate, or (iii) paid or agreed to pay any amount in settlement, or cancelled, compromised, waived or released any right or claim, including rights under or pursuant to, any matter involving actual or threatened claims against TopCo, other than immaterial rights or claims;
(o)    incurred or committed to incur any capital expenditures, capital additions or capital improvements in excess of $5,000 for any individual commitment or $10,000 in the aggregate, other than sales of services and deliverables to clients or in the ordinary course of business;
(p)    made any payment or agreement relating to the surrender, cancellation, amendment or agreement not to exercise any option, warrant, or other right to acquire equity or equity linked securities issued by TopCo;
(q)    experienced any material damage, destruction or loss to or of any of the material assets or properties owned or leased by TopCo;
(r)    made or changed any Tax election, changed any annual accounting period, adopted or changed any accounting method with respect to Taxes, filed any amended Tax Return, entered into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to TopCo, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax; or
(s)    authorized, approved, agreed to or made any commitment, orally or in writing, to take any of the foregoing actions.
6.9    Brokers’ and Finders’ Fees. Except as set forth in Section 6.9 of the Disclosure Schedule, TopCo has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document to which TopCo is a party or any transaction contemplated herein or therein. Except as set forth in Section 6.9 of the Disclosure Schedule, no finder, broker, investment banker, agent or other intermediary has acted for or on behalf of TopCo in connection with the transactions contemplated in this Agreement and the Transaction Documents.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGERSUB
Buyer and each MergerSub jointly and severally represent and warrant to TopCo and to the Sellers’ Representative (on behalf of the TopCo Sellers as follows (with the understanding and acknowledgement that TopCo would not have entered into this Agreement without being provided with the representations and warranties set forth herein, and that these representations and warranties constitute an essential and determining element of this Agreement):
7.1    Organizational Matters.
(a)    Organization, Standing and Power to Conduct Business. Each of Buyer and each MergerSub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; each has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and is duly qualified and in good standing (with respect to jurisdictions that recognize that concept) to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to do so would not materially and adversely affect Buyer’s or such MergerSub’s ability to consummate the transactions contemplated by this Agreement.
(b)    Charter Documents.
(i)    Buyer Charter Documents. Buyer has delivered or made available to TopCo copies of the certificate of incorporation and bylaws of Buyer, as amended to date and currently in effect (such instruments and documents, the “Buyer Charter Documents”) and such copies are true, correct and complete. Buyer is not in violation of any of the provisions of the Buyer Charter Documents.
(ii)    MergerSub Charter Documents. Each MergerSub has delivered or made available to TopCo copies of the certificate of incorporation and bylaws of such MergerSub, as amended to date and currently in effect (such instruments and documents, the “MergerSubs Charter Documents”) and such copies are true, correct and complete. None of the MergerSubs is in violation of any of the provisions of its respective MergerSubs Charter Documents.
7.2    Authority and Due Execution.
(a)    Authority. Each of Buyer and each MergerSub has all requisite corporate power and authority to enter into this Agreement and any other Transaction Documents to which each is a party and to consummate the transactions contemplated herein or therein. The execution and delivery of this Agreement and the other Transaction Documents to which each of Buyer and each MergerSub is a party and the consummation by Buyer and each MergerSub of the transactions contemplated herein or therein have been duly authorized by all necessary corporate action on the part of Buyer and each MergerSub, respectively, and no other corporate proceedings on the part of Buyer or any MergerSub are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer or any MergerSub, respectively, to consummate the transactions contemplated herein or therein.
(b)    Due Execution. This Agreement and each other Transaction Document to which Buyer and each MergerSub is a party has been duly executed and delivered by Buyer and such MergerSub, respectively, and constitutes (assuming the due authorization, execution and delivery by the other parties hereto and thereto), the valid and binding obligations of Buyer and the MergerSubs, respectively, enforceable against each of them in accordance with their respective terms, subject to the Remedies Exceptions.
7.3    Non-Contravention and Consents
(a)    Non-Contravention.
(i)    Buyer Non-Contravention. The execution and delivery of this Agreement and each other Transaction Document and the consummation of the transactions contemplated herein and thereby by Buyer does not, and the performance of this Agreement and each other Transaction Document by Buyer will not, (x) conflict with or violate any provision of the Buyer Charter Documents; (y) conflict with or violate any Applicable Laws; or (z) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Buyer or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract, or result in the creation of a Lien on any of Buyer’s assets or properties pursuant to, any obligation to which Buyer is a party or by which Buyer may be bound.
(ii)    MergerSubs Non-Contravention. The execution and delivery of this Agreement and each other Transaction Document and the consummation of the transactions contemplated herein and thereby by each MergerSub does not, and the performance of this Agreement and each other Transaction Document by each MergerSub will not, (x) conflict with or violate any provision of such MergerSubs Charter Documents; (y) conflict with or violate any Applicable Laws; or (z) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of such MergerSub or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract, or result in the creation of a Lien on any of such MergerSub’s assets or properties pursuant to, any obligation to which such MergerSub is a party or by which such MergerSub may be bound.
(b)    Contractual Consents. No Consent under any Contract to which Buyer or any MergerSub is a party is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by Buyer or the MergerSubs, respectively, or the consummation of the transactions contemplated herein or therein.
(c)    Governmental Consents. Assuming the accuracy of the representations and warranties set forth in Section 6.5(b), no Consent of any Governmental Entity is required to be obtained or made by Buyer or any MergerSub in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by Buyer or the MergerSubs or the consummation of the transactions contemplated herein or therein.
7.4    Brokers’ and Finders’ Fees.  Neither Buyer nor any MergerSub has incurred, nor will either Buyer or any MergerSub incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document to which Buyer or any MergerSub is a party or any transaction contemplated herein or therein.
7.5    Valid Issuance of Buyer Common Stock. The Buyer Common Stock being issued to the TopCo Sellers as a portion of the Merger Consideration, when issued and delivered in accordance with the terms of this Agreement, (a) will be duly and validly issued, fully paid and nonassessable and (b) upon the date of issuance will be free of restrictions on transfer other than restrictions on transfer that are (i) imposed by or under (x) this Agreement, (y) Applicable Laws or (z) a Person other than Buyer, or (ii) otherwise outside of Buyer’s control.
7.6    No Prior Operation of MergerSub. Each of the MergerSubs was formed solely for the purpose of effecting the Merger and, as of immediately prior to the Effective Time, has no assets or liabilities other than as contemplated by or accrued in connection with this Agreement. None of the MergerSubs has engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.
7.7    Solvency. Buyer has sufficient capital to deliver the aggregate cash consideration contemplated by this Agreement to be delivered to the TopCo Sellers.
7.8    SEC Reports. Since January 1, 2017, Buyer has filed or furnished, as applicable, on a timely basis all required forms, reports and documents required to be filed by Buyer with the SEC (such required forms, reports and documents since such date, the “SEC Reports”), and all such SEC Reports, including the footnotes thereto, have been prepared in accordance with GAAP consistently applied through the periods indicated. The consolidated balance sheets of Buyer contained in the SEC Reports fairly present, in all material respects, the financial condition of Buyer and its Subsidiaries as of the respective dates thereof, and the related statements of income and cash flows fairly present, in all material respects, the results of operations of Buyer and its Subsidiaries for the respective periods indicated. Each SEC Report filed by Buyer was, at the time of its filing, in compliance in all material respects with the applicable requirements of the Exchange Act and any rules and regulations promulgated thereunder applicable to such SEC Report. As of their respective dates (or, if amended, as of the date of such amendment), the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
7.9    Exclusive Representations. Each of Buyer and each MergerSub acknowledges and agrees that, except as set forth in Article VI hereof, no other representations or warranties have been made to Buyer, any MergerSub or any of their respective officers, directors, managers or stockholders, or any agent, employee, representative or any affiliate thereof relating to the business, operations or financial condition of TopCo or the TopCo Capital Stock, and that in entering into the transactions contemplated by this Agreement and the other Transaction Documents, none of Buyer nor any MergerSub is relying upon information other than that contained in this Agreement and the results of such parties’ own independent investigation.
ARTICLE VIII
ADDITIONAL AGREEMENTS AND COVENANTS
OF TOPCO
8.1    Certain Tax Matters.
(a)    Transfer Taxes. Buyer, on the one hand, and the TopCo Sellers, on the other (severally based on their respective Pro Rata Portion), shall be equally responsible for and shall each pay one half of all stock transfer Taxes, real property transfer or mortgage Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes, if any, arising from the transactions contemplated by this Agreement (collectively, “Transfer Taxes”). The Party primarily responsible under Applicable Laws shall prepare and file, and each Party shall fully cooperate with each other Party with respect to the preparation and filing of, any Tax Returns and other filings relating to any Transfer Taxes as may be required.
(b)    Preparation of Tax Returns.
(i)    The Sellers’ Representative shall timely prepare, or shall cause to be prepared, all income Tax Returns of TopCo with respect to any Pre-Closing Tax Period that are filed after the Closing Date (the “Seller Prepared Tax Returns”). All such Seller Prepared Tax Returns shall be prepared at the cost and expense of the Sellers’ Representative (for the benefit of the TopCo Sellers) and in a manner consistent with past practice and this Agreement, except as otherwise required by Applicable Laws. The Sellers’ Representative shall deliver a draft of such Seller Prepared Tax Returns (together with any related workpapers, formulary apportionment calculations and supporting materials) to Buyer for its review and comment not less than thirty (30) days prior to the date on which such Seller Prepared Tax Returns are due to be filed (taking into account any applicable extensions). Within fifteen (15) days following Buyer’s receipt of any Seller Prepared Tax Return, Buyer shall notify the Sellers’ Representative in writing with any comments to such Seller Prepared Tax Return. The Sellers’ Representative shall consider any such reasonable comments of Buyer with respect to such Seller Prepared Tax Returns in good faith and Buyer shall file or cause to be filed such Seller Prepared Tax Return.
(ii)    Buyer shall timely prepare and file, or shall cause to be prepared and filed, all Tax Returns of TopCo for the Pre-Closing Tax Periods and Straddle Periods due after the Closing Date that are not Seller Prepared Tax Returns (the “Buyer Prepared Tax Returns”). The cost and expense of such preparation and filing with respect to Buyer Prepared Tax Returns for Pre-Closing Tax Periods shall be borne by the Sellers’ Representative (for the benefit of the TopCo Sellers) and the cost and expense of such preparation and filing with respect to Buyer Prepared Tax Returns for Straddle Periods shall be equitably apportioned between Buyer, on the one hand, and the Sellers’ Representative (for the benefit of the TopCo Sellers), on the other hand, based on the number of days in such Straddle Period occurring prior to or on the Closing Date and the number of days in such Straddle Period occurring after the Closing Date. Schedule 8.1(b) sets forth a complete and correct list of the Buyer Prepared Tax Returns. All Buyer Prepared Tax Returns shall be prepared in a manner consistent with past practice and this Agreement, unless otherwise required by Applicable Laws. Buyer shall deliver a draft of any income or other material Buyer Prepared Tax Returns to the Sellers’ Representative for its review and comment as soon as reasonably practicable (which, in the case of income Tax Returns, shall be not less than thirty (30) days) prior to the date on which such Buyer Prepared Tax Returns are due to be filed (taking into account any applicable extensions). As soon as reasonably practicable (which, in the case of income Tax Returns, shall be within fifteen (15) days) following the Sellers’ Representative’s receipt of any such Buyer Prepared Tax Return, the Sellers’ Representative shall notify Buyer in writing with any comments to such Buyer Prepared Tax Return. To the extent such comments relate to any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period, Buyer shall consider such reasonable comments of the Sellers’ Representative with respect to such Buyer Prepared Tax Returns in good faith. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, Buyer shall not be required to provide any U.S. federal consolidated income Tax Return (or any combined, consolidated, unified or similar income Tax Return) required to be filed by Buyer or any of its Affiliates as the “common parent” of an “affiliated group” (within the meaning of Section 1504 of the Code or any similar or analogous provision of applicable income Tax law), or any portion thereof, in any form or manner whatsoever to any other Person pursuant to this Agreement, and in no event shall the Sellers’ Representative have any right to review or comment on any such Tax Return or any position taken therein.
(c)    Straddle Period. In the case of any Straddle Period, the amount of any Taxes of TopCo not based upon or measured by income, activities, events, gain, receipts, proceeds, profits or similar items for the portion of such Straddle Period ending on and including the Closing Date will be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the total number of days in such Straddle Period. The amount of any other Taxes for a Straddle Period that relate to the portion of such Straddle Period ending on and including the Closing Date will be determined based on an interim closing of the books as of the end of the day on the Closing Date (and for such purpose the taxable period of any partnership will be deemed to end at such time); provided, however, that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes), other than with respect to property placed in service after the Closing, shall be apportioned on a daily basis; provided, further, that any deductions allowed to be claimed by TopCo in respect of any TopCo Transaction Expenses shall be claimed as a deduction by TopCo for the portion of the Straddle Period ending on and including the Closing Date to the extent permitted by Applicable Laws.
(d)    Amended Returns; Tax Elections. Except as required by Applicable Laws or as set forth on Schedule 8.1(d), Buyer will not, and will cause the Surviving Corporation not to, without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), (i) make any amendment of any Tax Return of TopCo to the extent such Tax Return relates to or includes any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period or (ii) make any election that has retroactive effect to any Pre-Closing Tax Period or the portion of any Straddle Period ending on and including the Closing Date.
(e)    Certain Tax Proceedings. In the event Buyer or any Affiliate of Buyer (including after the Closing the Surviving Corporation) receives written notice of any Tax Proceeding with respect to any Pre-Closing Tax Period of TopCo that would reasonably be expected to result in an Indemnified TopCo Tax Loss for which Buyer is entitled to indemnification under Section 9.1(a), Buyer shall inform the Sellers’ Representative of such Tax Proceeding as soon as possible but in any event within ten (10) Business Days after such receipt. Buyer shall afford the Sellers’ Representative the opportunity to control the conduct of such Tax Proceeding relating to income Taxes (a “Seller-Controlled Tax Proceeding”), with counsel of its own choosing (and at the Sellers’ Representative’s sole cost and expense (for the benefit of the TopCo Sellers)), and to settle or otherwise resolve such Seller-Controlled Tax Proceeding in such manner as the Sellers’ Representative may deem appropriate; provided, that the Sellers’ Representative may not settle such Seller-Controlled Tax Proceeding without Buyer’s written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The Sellers’ Representative shall keep Buyer reasonably informed of any material developments and events in such Seller-Controlled Tax Proceeding (including by promptly forwarding copies to Buyer of any related correspondence) and shall permit Buyer to participate in such Seller-Controlled Tax Proceeding and shall consult in good faith with Buyer in connection with the defense or prosecution of any such Seller-Controlled Tax Proceeding. Buyer shall control the contest or resolution of any Tax Proceeding relating to any Pre-Closing Tax Period of TopCo (if such Tax Proceeding is not a Seller-Controlled Tax Proceeding) and any Straddle Periods of TopCo (any such Tax Proceeding, a “Buyer-Controlled Tax Proceeding”); provided, that Buyer shall obtain the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a Buyer-Controlled Tax Proceeding or ceasing to defend such Buyer-Controlled Tax Proceeding if such settlement or cessation would reasonably be expected to give rise to Indemnified TopCo Tax Loss for which Buyer is entitled to indemnification under Section 9.1(a); and, provided further, that the Sellers’ Representative shall be entitled to participate in the defense of such Buyer-Controlled Tax Proceeding and to employ counsel of its choice for such purpose (the fees and expenses of which separate counsel shall be borne solely by the Sellers’ Representative (for the benefit of the TopCo Sellers)) if such Buyer-Controlled Tax Proceeding would reasonably be expected to give rise to an Indemnified TopCo Tax Loss for which Buyer is entitled to indemnification under Section 9.1(a). Buyer shall keep the Sellers’ Representative informed of all material developments and events relating to any Buyer-Controlled Tax Proceeding (including promptly forwarding copies to the Sellers’ Representative of any related correspondence), and shall consult in good faith with the Sellers’ Representative or the Sellers’ Representative's counsel in connection with the defense or prosecution of any such Buyer-Controlled Tax Proceeding, in each case, if such Buyer-Controlled Tax Proceeding would reasonably be expected to give rise to an Indemnified TopCo Tax Loss for which Buyer is entitled to indemnification under Section 9.1(a). For the avoidance of doubt, this Section 8.1(e) shall apply, rather than Section 9.2 to any Seller-Controlled Tax Proceeding or Buyer-Controlled Tax Proceeding to the extent of any conflict between such Sections.
(f)    No Code Section 338 or Section 336(e) Election. Buyer shall not make, or permit to be made (including by any designee(s) of Buyer), any election under Section 338 or Section 336(e) of the Code or any similar provision of state, local, or non-U.S. Tax law with respect to the transactions contemplated by this Agreement.
(g)    Cooperation and Tax Record Retention. Buyer and any designee(s) of Buyer, as applicable shall use commercially reasonable efforts to promptly furnish to the Sellers’ Representative (at the Sellers’ Representative’s sole cost and expense for reasonable out-of-pocket third party expenses for the benefit of the Sellers’ Representative) such information as may be reasonably requested with respect to Tax matters relating to TopCo for any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Periods, including by providing access to relevant books and records and making employees available to provide additional information and explanation of any materials provided hereunder. Notwithstanding anything else contained herein to the contrary, Buyer and any designee(s) of Buyer, as applicable, shall retain all books and records with respect to Tax matters pertinent to TopCo relating to any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Periods until at least thirty (30) days after the expiration of the statute of limitations (taking into account any extensions thereof) applicable to such Taxable periods, and shall abide by all record retention agreements entered into with any Taxing Authority.
(h)    Acknowledgement. Notwithstanding anything to the contrary herein, Buyer acknowledges and agrees that neither TopCo nor any TopCo Seller is making any representation or warranty, and is not providing any other assurance, with respect to the amount of any Tax Attributes of the TopCo or the Company, or with respect to the availability after the Closing of any Tax Attributes of TopCo or the Company.
(i)    Designees. Buyer shall cause any designee(s) of Buyer to meet its obligations under this Section 8.1.
8.2    Indemnification of Officers and Directors of TopCo; Insurance.
(a)    General. Buyer shall, or shall cause the Surviving Corporation to, continue to provide, fulfill and honor all rights to indemnification or exculpation existing in favor of a manager, officer, employee or other Affiliate of TopCo (including rights relating to advancement of expenses and indemnification rights to which such persons are entitled), as provided in the TopCo Charter Documents, in each case, as in effect prior to the Mergers (and as permitted by Applicable Law), and relating to actions or events through the Effective Time, and such rights to indemnification shall survive the Mergers and other transactions contemplated herein and shall continue in full force and effect, without any amendment thereto for a period of six years following the Closing.
(b)    Rights of Enforcement. The provisions of this Section 8.2 are intended to be for the benefit of, and shall be enforceable by, each Affiliate of TopCo, his or her heirs and his or her personal representatives and shall survive the Mergers and be binding upon the successors and assigns of Buyer and TopCo.
8.3    Further Assurances. Upon the request of Buyer, each of the other Parties hereto will do, execute, acknowledge and deliver, without additional consideration (other than reimbursement of any out-of-pocket expenses) all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably requested by any other Party to carry out the transactions contemplated by this Agreement and any applicable Transaction Document.
8.4    Public Announcements. TopCo and Buyer have agreed upon the form of a joint press release announcing the execution of this Agreement to be released immediately following the Closing. Following the Closing, except as required to comply with Applicable Law, (i) no TopCo Seller or the Sellers’ Representative shall issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the express prior written approval of Buyer, and (ii) none of Buyer, the MergerSubs or the Surviving Corporation will issue any press release or otherwise make any public statement or filing that contains specific information naming any TopCo Seller or disclosing the specific ownership or proceeds received by such TopCo Seller without the express prior written approval of the TopCo Seller so impacted.
8.5    Fees and Expenses. Except as otherwise provided herein, each Party will pay its own respective financial advisory, legal, accounting and other expenses incurred by it or for its benefit in connection with the preparation and execution of this Agreement, the compliance herewith and the transactions contemplated by this Agreement.
8.6    Attorney Communications; Waiver of Conflicts Regarding Representation.
(a)    Acknowledgement; Attorney Work Product. Buyer acknowledges and agrees that Davis & Gilbert LLP has been providing legal advice to the Company and TopCo in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby and that such advice constitutes attorney/client privileged communications or attorney work product (collectively, the “Attorney Work Product”). Buyer shall not knowingly review any such Attorney Work Product. Buyer hereby waives the right to present any Attorney Work Product as evidence in any lawsuit or proceeding in which any Company Seller, TopCo Seller or the Sellers’ Representative (on their behalf) is adverse to Buyer (or any Buyer Indemnified Party) in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby.
(b)    Conflicts Waiver. Recognizing that Davis & Gilbert LLP has been providing legal advice to the Company and TopCo, and that Davis & Gilbert LLP may act as legal counsel to certain of the Company Sellers and TopCo Sellers after the Closing, (i) TopCo hereby waives, on their own behalf and agree to cause their Affiliates to waive, any conflicts that may arise in connection with Davis & Gilbert LLP representing the Company Sellers and/or TopCo Sellers after the Closing and (ii) TopCo hereby agrees that, in the event that a dispute arises between or among any of Buyer or any of its Affiliates (including TopCo and, following the Closing, the Surviving Corporation) and any Company Seller and/or TopCo Seller, each of the Parties agree that Davis & Gilbert LLP may represent such Company Seller and/or TopCo Seller in such dispute even though the interests of such Company Seller and/or TopCo Seller may be directly adverse to Buyer or any of its Affiliates (including TopCo and, following the Closing, the Surviving Corporation), and even though Davis & Gilbert LLP may have represented the Company and/or TopCo in a matter substantially related to such dispute, Buyer and TopCo waive, on behalf of themselves, the Company and each of their respective Affiliates, any conflict of interest in connection with such representation by Davis & Gilbert LLP. Buyer acknowledges, on behalf of itself, TopCo and the Company, that each has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Davis & Gilbert LLP. This Section 8.6 is for the benefit of Davis & Gilbert LLP (including their respective partners and employees), which are intended third-party beneficiaries of this Section 8.6.
8.7    General Release. Effective at the Closing, each TopCo Seller, on his or her own behalf and on behalf of his or her respective heirs, family members, executors, agents, and assigns (“Releasors”), hereby and forever releases Buyer, the Company and TopCo and their past, present and future officers, agents, managers, employees, investors, stockholders, administrators, affiliates, parents, predecessor and successor corporations and assigns (collectively, the “Releasees”) from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that such Releasors may possess against any of the Releasees arising from any omissions, acts, facts, or damages relating to any matter involving such TopCo Seller’s relationship with TopCo occurring prior to the Closing, including the right to any payments in respect of any TopCo Capital Stock held thereby as of immediately prior to the Closing, other than the payments, in the amounts and subject to the terms, explicitly set forth in this Agreement or, to the extent applicable, the Company Purchase Agreement (collectively, but excluding the Excluded Matters described below, the “Released Matters”). Such Releasors agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. The foregoing notwithstanding, this release does not extend to any rights of such Releasor (a) under the explicit terms of this Agreement or any other Transaction Document, (b) for any accrued and unpaid salary and other unpaid employee benefits and reimbursements that have vested or accrued prior to the Closing, including any vacation pay or paid time off, (c) to any transaction bonuses payable pursuant to a written agreement (which for the avoidance of doubt constitute TopCo Transaction Expenses or Company Transaction Expenses, as the case may be ,hereunder), in each case owed by the Company or TopCo, (d) to any Releasor’s rights to indemnification or advancement of expenses (whether under the TopCo Charter Documents, insurance policy or other Contract of TopCo), (e) with respect any claims that cannot be released as a matter of law or (f) that arise after the Effective Time (collectively, the “Excluded Matters”). Each of such Releasors, having consulted with counsel, hereby agrees and acknowledges that he, she or it is aware that applicable laws in such Releasor’s state of domicile may provide that such Releasor has the right not to release existing claims of which such Releasor is not aware unless such Releasor voluntarily chooses to waive this right and that such Releasor nevertheless hereby voluntarily waives such right and elects to assume all risks for all Released Matters that now exist in his, her or its favor, known or unknown. Each TopCo Seller represents that he or she has no lawsuits, claims, or actions pending in his or her name, or on behalf of any other Person, against Buyer, the Company or TopCo or any of the other Releasees with respect to the Released Matters, and that he or she does not intend to bring any claims on his or her own behalf or on behalf of any other Person against TopCo or any of the other Releasees with respect to the Released Matters.
ARTICLE IX
INDEMNIFICATION
9.1    Indemnification.
(a)    Indemnification of the Buyer Indemnified Parties for Buyer Indemnified Losses. Subject to the provisions of this Article IX, from and after the Closing, each of the TopCo Sellers, severally agrees, based on their respective Indemnity Pro Rata Portion, to indemnify and hold harmless, the Buyer Indemnified Parties from and against (x) the Applicable Percentage of any and all Buyer Indemnified Company Losses incurred by any Buyer Indemnified Party and (y) 100% of any and all Buyer Indemnified TopCo Losses incurred by any Buyer Indemnified Party (clauses (x) and (y) the “Buyer Indemnified Losses”). The Sellers’ Representative shall act on behalf of the TopCo Sellers, and the Buyer is hereby authorized to rely on determinations or communications by the Sellers’ Representative on behalf of the TopCo Sellers, in connection with the indemnification provided under this Section 9.1(a).
(b)    Materiality Scrape. For purposes of determining the indemnification obligations under this Section 9.1, except for the Specified Instances (defined below), all references in this Agreement and the Company Purchase Agreement to the word “material,” “material respects”, “material adverse effect” and “Material Adverse Effect” (and similar materiality qualifications) shall be disregarded for purposes of determining (i) whether there has been a breach or failure of a representation or warranty for which a Buyer Indemnified Party is entitled to indemnification under this Agreement and (ii) the amount of any Loss that is the subject of indemnification hereunder. “Specified Instances” means the use of the words “material” and “all material respects” as such terms are used in Section 3.5 of the Company Purchase Agreement and Section 6.5(b) of this Agreement. It is agreed that the provisions of this Section 9.1(b) shall not change the titles of or change what otherwise constitutes a “Material Customer”, “Material Supplier” and “Material Contract”.
9.2    Defense of Third Party Claims.
(a)    Indemnified Company Loss. In the event a Buyer Indemnified Party incurs a Buyer Indemnified Company Loss for which such Buyer Indemnified Party seeks indemnification pursuant to this Article IX, such Buyer Indemnified Party shall simultaneously seek indemnification under the Company Purchase Agreement. The provisions of Section 7.2 of the Company Purchase Agreement are incorporated herein by reference, and made a part of this Agreement.
(b)    Indemnified TopCo Loss.
(i)    If any third party notifies any Buyer Indemnified Party with respect to any matter (a “Third-Party Action”) that may give rise to a claim for indemnification against the TopCo Sellers under this Article IX with respect to a Buyer Indemnified Topco Loss, then such Buyer Indemnified Party shall promptly notify the Sellers’ Representative on behalf of the TopCo Sellers thereof in writing (the “Third-Party Claim Notice”); provided, that no failure or delay on the part of the Buyer Indemnified Party to so notify the Sellers’ Representative shall limit any of the obligations of the TopCo Sellers under Article IX, except to the extent that the TopCo Sellers have been materially prejudiced thereby. The Third-Party Claim Notice shall include a statement setting forth in reasonable detail the nature of the claim and, if ascertainable, the amount of the claim. The Sellers’ Representative shall be entitled to control the defense of such Third-Party Action if it notifies the Buyer Indemnified Party of its election within 30 days after it receives a Third Party Claim Notice from the Buyer Indemnified Party.
(ii)    The Buyer Indemnified Party and the Sellers’ Representative (on behalf of the TopCo Sellers) shall cooperate in the defense or prosecution of the Third-Party Action and shall furnish such records, information and testimony and shall attend such conferences, discovery proceedings and trials as may be reasonably requested in connection with such Third-Party Action; provided, that it shall not be required to grant access or furnish information to the extent that such information is subject to an attorney/client or attorney work product privilege; and provided further, that the Buyer Indemnified Party and the Sellers’ Representative and/or their counsel shall use their commercially reasonable efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney/client or attorney work product privilege. Each Party shall act in good faith and in a commercially reasonable manner in addressing any adverse consequences that may result in the basis for an indemnifiable claim.
(iii)    In the event that the Sellers’ Representative (on behalf of the TopCo Sellers) elects not to defend the Third-Party Action, fails to timely respond to a Third-Party Claim Notice or otherwise fails to defend the Third-Party Action in good faith, then the Buyer Indemnified Party shall have the right to defend such Third-Party Action in such manner as the Buyer Indemnified Party deems appropriate. In addition, in the event the Third-Party Action involves a Special Claim, then Buyer shall have the right to control such claim at its sole election and, if Buyer so elects, the Sellers’ Representative shall not be entitled to control, but may participate in the defense or settlement of, such Special Claim.
(iv)    If within 30 days after a Third-Party Claim Notice is delivered to the Sellers’ Representative, the Sellers’ Representative does not notify the Buyer Indemnified Party that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the TopCo Sellers hereunder.
(v)    In the event that, within 30 days after a Third-Party Claim Notice is delivered to the Sellers’ Representative, the Sellers’ Representative disputes the claim for indemnification against the TopCo Sellers with respect to such Third-Party Action, the Buyer Indemnified Party and the Sellers’ Representative shall attempt in good faith for 30 days to agree upon the rights of the respective parties with respect to such claim. If the Buyer Indemnified Party and the Sellers’ Representative should so agree, a memorandum setting forth such agreement and the agreed upon dollar amount of liability for such claim of the TopCo Sellers shall be prepared and signed by (or on behalf of) the parties. If the parties do not agree, each of the Buyer Indemnified Party and the Sellers’ Representative may take such actions and assert such rights, remedies and defenses as may then be available to it under the terms of this Agreement.
(vi)    In the event a Buyer Indemnified Party has the right to defend and control a Third-Party Action in accordance with Section 9.2(b)(iii) and the Buyer Indemnified Party proposes to settle or compromise such Third-Party Action, the Buyer Indemnified Party shall provide notice to that effect (together with a statement describing in reasonable detail the terms and conditions of such settlement or compromise and including a copy of the proposed settlement agreement) to the Sellers’ Representative, which notice shall be provided a reasonable time prior to the proposed time for effecting such settlement or compromise. Prior to settling or compromising any such Third-Party Action, the Buyer Indemnified Party shall obtain the written consent of the Sellers’ Representative (on behalf of the TopCo Sellers), which consent shall not be unreasonably withheld, conditioned or delayed. If the Buyer Indemnified Party effects any such settlement or compromise of such Third-Party Action with the written consent of the Sellers’ Representative, the amount payable pursuant to such settlement or compromise plus any additional related indemnifiable Losses, if any, specified in such consent shall, be payable by or on behalf of the TopCo Sellers, subject to the limitations and other provisions set forth in this Article IX. If a Buyer Indemnified Party effects any such settlement or compromise without the consent of the Sellers’ Representative be, and such consent has not been unreasonably withheld, conditioned or delayed, then the dollar amount of the settlement or compromise shall not be dispositive of the dollar amount of the TopCo Sellers’ obligations with respect to such Third-Party Action.
9.3    Direct Claims.
(a)    Indemnified Company Loss. The provisions of Section 7.3 of the Company Purchase Agreement are incorporated herein by reference, and made a part of this Agreement.
(b)    Indemnified TopCo Loss. In any case in which a Buyer Indemnified Party seeks indemnification hereunder with respect to a Buyer Indemnified TopCo Loss which is not subject to Section 9.2, the Buyer Indemnified Party will notify the Sellers’ Representative in writing of any Losses which such Buyer Indemnified Party claims are subject to indemnification under the terms hereof. Such notification must state in reasonable detail, to the extent such information is reasonably available, the nature, amount and circumstances of such claim, and be accompanied by any other documentation or information reasonably required by the Sellers’ Representative to evaluate the claim. Subject to the limitations set forth in this Article IX, if the Sellers’ Representative does not notify the Buyer Indemnified Party in writing within thirty (30) days after receipt of the written notification that the Sellers’ Representative disputes all or any portion of such claim, the amount of such undisputed claim shall be conclusively deemed a liability of the TopCo Sellers hereunder (subject to the limitations on liability set forth in Section 9.5 hereof). In case an objection is made in writing by the Sellers’ Representative within such thirty (30)-day period, the Buyer Indemnified Party shall have thirty (30) days to respond in a written statement to the objection. If the Buyer Indemnified Party so responds, or the time to respond has expired, and there remains a dispute as to any claim, the Buyer Indemnified Party and the Sellers’ Representative shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each such claim. If the Buyer Indemnified Party and the Sellers’ Representative do not agree within such thirty (30)-day period, each of the Buyer Indemnified Party and the Sellers’ Representative may take such actions and assert such rights, remedies and defenses as may then be available to it under the terms of this Agreement.
9.4    No Circular Recovery.  The Sellers’ Representative hereby agrees that it will not, and no TopCo Seller shall, make any claim for indemnification or advancement of expenses against Buyer by reason of the fact that such TopCo Seller was a controlling person, director, officer, member, stockholder, unit holder employee, agent or representative of TopCo (whether such claim is pursuant to any statute, TopCo Charter Document, Contract or otherwise) with respect to any claim brought by a Buyer Indemnified Party in accordance with this Agreement.
9.5    Limits on Liability.
(a)    Termination of Indemnification Obligations of the TopCo Sellers. The obligation of the TopCo Sellers to indemnify under Section 9.1(a) for Indemnified Company Representation Losses and Indemnified TopCo Representation Losses shall terminate on the second anniversary of the Closing Date, except (x) as to matters as to which the Buyer Indemnified Party has made a good faith claim for indemnification under Section 9.2 or 9.3 hereof on or prior to such date and (y) with respect to any claim for (i) Indemnified Company Representation Losses pertaining to a misrepresentation or a breach of a Company Fundamental Representation and (ii) Indemnified TopCo Representation Losses pertaining to a misrepresentation or a breach of a TopCo Fundamental Representation. The obligation to indemnify referred to in:
(i)    the preceding clause (x) shall survive the expiration of such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied; and
(ii)    the preceding clause (y) shall terminate sixty (60) days after the expiration of the relevant statute of limitations (taking into account any extensions or waivers thereof), except as to matters as to which any Buyer Indemnified Party has made a claim for indemnification on or prior to such date, in which case the right to indemnification with respect thereto shall survive the expiration of any such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied.
For avoidance of doubt, all covenants and agreements of the Parties set forth in this Agreement shall survive until fully performed in accordance with their respective terms.
(b)    Minimum Claim Amount; Indemnity Threshold. The Buyer Indemnified Parties shall not be entitled to be indemnified for any Indemnified Company Representation Losses or Indemnified TopCo Representation Losses as to any individual indemnification claim with respect to such Losses if the aggregate amount of all Losses incurred by the Buyer Indemnified Parties with respect to any such claim does not exceed $10,000 (the “Minimum Claim Amount”). For purposes of illustration and not limitation, in determining whether the Minimum Claim Amount has been met, an individual Loss occurring or arising out of a fact pattern shall be aggregated with all other individual Losses arising out of identical or substantially similar fact patterns. The Buyer Indemnified Parties shall not be entitled to be indemnified for any Indemnified Company Representation Losses or Indemnified TopCo Representation Losses unless and until the aggregate amount of all Indemnified Company Representation Losses and Indemnified TopCo Representation Losses exceed $187,500 (the “Threshold”); provided, however, that after the Threshold has been met, the Buyer Indemnified Parties shall be entitled to be indemnified for all Indemnified Company Representation Losses and Indemnified TopCo Representation Losses including the amount of the Threshold. The Parties agree that the limitations set forth in this Section 9.5(b) shall not apply to any breach of a Company Fundamental Representation or TopCo Fundamental Representation or Indemnified Company Representation Losses or Indemnified TopCo Representation Losses that arise as a result of Fraud.
(c)    Maximum Liability. Except in the case of Fraud, the maximum aggregate liability of the TopCo Sellers under this Agreement shall be an amount equal to 100% of the total Merger Consideration paid or payable by Buyer to the TopCo Sellers pursuant to Section 4.3 and each TopCo Seller’s individual liability for such claims shall not exceed such TopCo Seller’s Individual Merger Consideration.
(d)    Exclusive Remedy for Representation Losses is the Holdback Consideration. Buyer agrees that the Holdback Consideration has been withheld and held back by Buyer to support the payment of indemnification claims by the Buyer Indemnified Parties hereunder following the Closing. Buyer, on behalf of itself and the other Buyer Indemnified Parties, acknowledges and agrees that except with respect to Fraud and breaches by the Company of the Company Fundamental Representations or breaches by TopCo of the TopCo Fundamental Representations, recovery from the Holdback Consideration shall be the sole and exclusive remedy for Indemnified Company Representation Losses and Indemnified TopCo Representation Losses hereunder. Except with respect to Fraud and breaches by the Company of the Company Fundamental Representations or beaches by TopCo of the TopCo Fundamental Representations, any deduction made from the Holdback Consideration in respect of an Indemnified Company Representation Loss or an Indemnifided TopCo Representation Loss incurred by a Buyer Indemnified Party pursuant to this Article IX shall constitute full satisfaction of any obligation of each applicable TopCo Seller to make such payment to the Buyer Indemnified Party.
(e)    Clarification of Term “Losses”. Except in the case of Fraud, the Parties acknowledge and agree that in no event shall the TopCo Sellers be liable to a Buyer Indemnified Party for any punitive, exemplary or special damages unless such damages were actually assessed against the Buyer Indemnified Party in connection with a Third-Party Action. In addition, the term “Losses” as used in this Agreement shall only include consequential damages, damages for lost profits or any similar measure of damages if (i) the Buyer Indemnified Party seeking such damages is able to prove all elements necessary for recovery of such damages under Delaware law, or (ii) if such damages were actually assessed against the Buyer Indemnified Party in connection with a Third-Party Action.
(f)    Insurance Proceeds. The amount of any Loss for which indemnification is provided under this Article IX shall be net of any amounts actually recovered by a Buyer Indemnified Party under insurance policies with respect to such Loss, less such Buyer Indemnified Party’s out-of-pocket costs of obtaining or receiving such recovery, including any deductible paid in obtaining such proceeds and increased costs of insurance related to the making of such claim, including retrospective premium adjustments and experienced based premium adjustments. In the event that an insurance recovery is made by any Buyer Indemnified Party with respect to any Losses for which such Person has been indemnified hereunder and has received funds in the amount of the Losses or portion thereof, then a refund equal to the aggregate amount of the insurance recovery (less such Buyer Indemnified Party’s reasonable out-of-pocket costs of receiving such recovery, including any deductible paid in obtaining such proceeds and increased costs of insurance related to the making of such claim), but in no event in excess of the amount of such indemnification payment, shall be made promptly to the TopCo Sellers (in accordance with their respective Indemnity Pro Rata Portion). In addition, in the event Buyer obtains actual knowledge that a Buyer Indemnified Party is entitled to recovery under the E&O Tail Policy and/or the D&O Tail Policy (in each case, as defined under the Company Purchase Agreement), Buyer shall use commercially reasonable efforts to submit to the relevant insurance provider a corresponding claim for recovery.

(g)    Duplication of Recovery. No Buyer Indemnified Party shall have the right to indemnification hereunder for any amount that was already included in the Company Net Working Capital Adjustment, the Company Closing Net Debt Amount, the Purchase Price Overpayment (each as defined in the Company Purchase Agreement) amounts paid in accordance with the Company Purchase Agreement or the Merger Consideration Overpayment amounts paid in accordance with this Agreement.
9.6    Procedures for Claims; Payment of Holdback Consideration.
(a)    Claims. Buyer shall be entitled to reduce the Holdback Consideration by the amount necessary to satisfy and pay the amount of any Buyer Indemnified Losses with respect to which a Buyer Indemnified Party is entitled to indemnification pursuant to this Article IX by deducting from the Holdback Consideration cash and shares of Buyer Common Stock, in accordance with each TopCo Seller’s Indemnity Pro Rata Portion of such Buyer Indemnified Losses. The number of shares of Buyer Common Stock so reduced shall equal the quotient obtained by dividing (i) the amount of such Buyer Indemnified Losses (with respect to the Buyer Common Stock portion of the Holdback Consideration to be reduced) by (ii) the Issue Price as of the Closing Date, if such reduction is with respect to the 1st Anniversary Holdback Shares, or the Initial Release Date, if such reduction is with respect to the 2nd Anniversary Holdback Shares.
(b)     Distributions. The Holdback Consideration shall be distributed in accordance with the provisions of Section 4.5 herein.
9.7    Exclusive Remedy Each Party acknowledges and agrees that the indemnification provisions of this Article IX and the adjustments set forth in Section 4.4 shall be the sole and exclusive remedies of the Buyer Indemnified Parties under this Agreement, except for (i) claims arising out of Fraud and (ii) injunctive relief or specific performance and other equitable remedies.
9.8    Acknowledgement of Sellers’ Representative.  The Parties acknowledge and agree that any Buyer Indemnified Party shall only deal with the Sellers’ Representative with respect to an indemnification claim made pursuant to Section 9.1(a) and the TopCo Sellers will be bound by any action or agreement of the Sellers’ Representative made on their behalf with respect to an indemnification claim made pursuant to Section 9.1(a).
9.9    Tax Treatment of Indemnification Payments. Any indemnity payments by the TopCo Sellers to a Buyer Indemnified Party under this Article IX shall be treated by the Parties for Tax purposes as an adjustment to the Merger Consideration.
ARTICLE X
MISCELLANEOUS
10.1    Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, or sent by electronic mail (subject to electronic confirmation of receipt, if requested). Any such notice, request, demand, claim or other communication shall be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, or (c) the day of sending, if sent by facsimile or electronic mail prior to 5:00 p.m. Pacific Time on any Business Day or the next succeeding Business Day if sent by electronic mail after 5:00 p.m. Pacific Time on any Business Day or on any day other than a Business Day, in each case, to the following address, or to such other address or addresses or facsimile number or numbers as such Party may subsequently designate to the other Parties by notice given hereunder:
If to the Sellers’ Representative to such Person at:
NP Representative, LLC
25 Robert Pitt Drive, Suite 204
Monsey, NY 10952

with a copy (which shall not constitute notice) to:

Davis & Gilbert LLP
1740 Broadway
New York, New York 10019
Attention: Jason M. Abramson, Esq.

If to Buyer or to the Surviving Corporation, to such Person at:

_________________________

RealPage, Inc.
2201 Lakeside Blvd.
Richardson, Texas 75082

Facsimile:	(972) 820-3052

Attention:	Chief Executive Officer

Email: XXXXXXXXXX

with a copy (which shall not constitute notice) to:

RealPage, Inc.
2201 Lakeside Blvd.
Richardson, Texas 75082

Facsimile:	(972) 820-3052

Attention:	Chief Legal Officer
Email: XXXXXXXXXX

and

Wilson Sonsini Goodrich & Rosati, P.C.
900 South Capital of Texas Highway
Las Cimas IV, Fifth Floor
Austin, Texas 78746-5546

Attention:	Robert Suffoletta, Esq.

Facsimile:	512.338.5499

Email:	XXXXXXXXXX

Each of the Parties may specify a different address or addresses by giving notice in accordance with this Section 10.1 to each of the other Parties.
10.2    Succession and Assignment; No Third-Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a Party for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder, without the prior written approval of Buyer and the Sellers’ Representative, and any attempt to do so will be null and void ab initio. Except as expressly provided herein, this Agreement is for the sole benefit of the Parties and their successors and permitted assignees, and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
10.3    Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer and the Sellers’ Representative, or in the case of a waiver, by the Party against whom the waiver is to be effective (with Buyer acting, after the Closing, on behalf of Surviving Corporation). No waiver by any Party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.
10.4    Entire Agreement. This Agreement, together with and any other documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly provided for herein and therein.
10.5    Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each Party. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.
10.6    Provisions Concerning the Sellers’ Representative.
(a)    Appointment. At the Closing, and without further act of TopCo or any of the TopCo Sellers, the Sellers’ Representative is hereby appointed as agent and attorney-in-fact for each of the TopCo Sellers, for and on behalf of the TopCo Sellers, to give and receive notices and communications and to take any and all action on behalf of the TopCo Sellers pursuant to this Agreement, the Stockholder Support Agreements, the Option Cancellation Agreements, Section 6.6 of the Company Purchase Agreement and in connection with the transactions contemplated by this Agreement, as specified herein, except for matters involving a TopCo Seller’s individual indemnification obligations to a Buyer Indemnified Party set forth in the Stockholder Support Agreements and the Option Cancellation Agreements. Any vacancy in the position of the Sellers’ Representative may be filled by approval of the TopCo Sellers entitled to receive at least a majority of the Merger Consideration Amount to be issued and paid pursuant to the TopCo Sellers at the Closing. No bond will be required of the Sellers’ Representative, and the Sellers’ Representative will not receive compensation for its, his or her services; provided, that the Sellers’ Representative will be entitled to reimbursement of expenses pursuant to Section 10.6(b). Notices or communications to or from the Sellers’ Representative will constitute notice to or from each of the TopCo Sellers. Each TopCo Seller, by virtue of the execution and delivery of this Agreement, has (i) agreed that all actions taken by the Sellers’ Representative under this Agreement shall be binding upon such TopCo Seller and such TopCo Seller’s successors, heirs and permitted assigns as if expressly confirmed and ratified in writing by such TopCo Seller, (ii) waived any and all defenses which may be available to contest, negate or disaffirm the action of the Sellers’ Representative taken in good faith under this Agreement, and (iii) granted the Sellers’ Representative full power and authority to interpret all the terms and provisions of this Agreement, to consent to any amendment hereof or thereof, and to take all actions otherwise contemplated by this Agreement, in each case on behalf of such TopCo Seller and his or her successors, heirs and permitted assigns. The Sellers’ Representative acknowledges that it has carefully read and understands this Agreement and hereby accepts the appointment and designation made hereunder.
(b)    Actions of the Sellers’ Representative. A decision, act, consent or instruction of the Sellers’ Representative (acting in its capacity as the Sellers’ Representative as authorized under Section 10.6(a)) will constitute a decision of all of the TopCo Sellers and will be final, conclusive and binding upon each of the TopCo Sellers, and Buyer may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each of the TopCo Sellers; provided, however, that any decision, act, consent or instruction of the Sellers’ Representative in respect of an individual TopCo Seller’s breach (or asserted breach) of any representation, warranty or covenant of such TopCo Seller herein shall not be effective against such TopCo Seller without the prior written consent of such TopCo Seller. Buyer is hereby relieved from any Liability to any Person for any acts done by Buyer in accordance with such decision, act, consent or instruction of the Sellers’ Representative. The Sellers’ Representative will be entitled to rely on the advice of counsel, public accountants or other independent experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to any TopCo Seller for any action taken or omitted to be taken in good faith based on such advice or that it otherwise reasonably believes are necessary or appropriate under the Agreement. The Sellers’ Representative is serving in its capacity as such solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of any TopCo Seller hereunder, and Buyer agrees that it will not look to the personal assets of Sellers’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by any of the TopCo Sellers hereunder.
(c)    Sellers’ Representative Expense Fund. The TopCo Sellers Representative Expense Fund Amount will be used solely to pay costs, fees and expenses incurred by the Sellers’ Representative for the benefit of the TopCo Sellers pursuant to this Agreement and the Company Purchase Agreement on or after the Closing Date, and will be paid or distributed at the direction of the Sellers’ Representative (the “Sellers’ Representative Expense Fund”). The Sellers’ Representative Expense Fund will be held by the Sellers’ Representative as agent and for the benefit of the TopCo Sellers in a segregated client account. The Sellers’ Representative (on behalf of the TopCo Sellers) will hold these funds in trust. Promptly following the Second Release Date, the Sellers’ Representative will distribute the then-remaining balance of the Sellers’ Representative Expense Fund (if any) by wire transfer of immediately available funds to the TopCo Sellers, based on their respective Pro Rata Portion. For Tax purposes, the Sellers’ Representative Expense Fund shall be treated as having been received and voluntarily set aside by the TopCo Sellers at the time of Closing. Promptly following the appointment of a successor Representative pursuant to Section 10.6(a), the Sellers’ Representative will transfer the then-remaining balance of the Sellers’ Representative Expense Fund, if any, to the successor Sellers’ Representative.
(d)    Reimbursement of Certain Expenses. In the event that any amount is owed by the Sellers’ Representative in respect of any actions it has taken hereunder, whether for fees, expense reimbursement or otherwise, that is in excess of the Sellers’ Representative Expense Fund (or after any or all of the Sellers’ Representative Expense Fund has been disbursed to the TopCo Sellers), the Sellers’ Representative will be entitled to be reimbursed by the TopCo Sellers, severally and not jointly, for the shortfall in accordance with their respective Pro Rata Portion. Each TopCo Seller hereby severally and not jointly, indemnifies the Sellers’ Representative for such TopCo Seller’s Pro Rata Portion of any costs, fees and expenses incurred by Sellers’ Representative in excess of the TopCo Sellers Representative Expense Fund Amount arising out of its serving as the Sellers’ Representative hereunder.
10.7    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each Party intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable laws.
10.8    Governing Law. THIS AGREEMENT, AND ANY MATTER OR DISPUTE ARISING HEREUNDER OR IN CONNECTION WITH THIS AGREEMENT, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE LAWS OR RULES OF THE STATE OF DELAWARE RELATING TO CONFLICT OF LAWS.
10.9    Resolution of Disputes.
(a)    No Party to this Agreement shall institute a proceeding in any court or administrative agency to resolve a dispute between the parties arising out of or related to this Agreement before that party has sought to resolve the dispute through direct negotiation in good faith with the other party.
(b)    If the dispute is not resolved within three (3) weeks after a demand for direct negotiation, the Parties shall attempt to resolve the dispute through nonbinding mediation in New Castle County, Delaware, administered by the American Arbitration Association under its commercial mediation rules and procedures then in effect. If the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time (but no more than three (3) weeks), any Party may then seek relief as provided in Section 10.9(c).
(c)    Subject to Section 10.9(b), any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in New Castle County, Delaware, and each Party waives any objection which such Party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

(d)    Notwithstanding any other provision of this Agreement, including this Section 10.9, each Party shall have the right to at any time apply to any court of competent jurisdiction for preliminary injunctive relief.
10.10    Certain Matters of Construction.
(a)    The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
(b)    Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content of the Sections or subsections of this Agreement and shall not affect the construction hereof.
(c)    Except as otherwise explicitly specified to the contrary herein, (i) the words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement and reference to a particular Section of this Agreement shall include all subsections thereof, (ii) references to a Section, Exhibit, Annex or Schedule means a Section of, or Exhibit, Annex or Schedule to this Agreement, unless another agreement is specified, (iii) definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender, (iv) the word “including” means including without limitation, (v) any reference to “$” or “dollars” means United States dollars and (vi) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rule or regulation, in each case as amended or otherwise modified from time to time.
(d)    Unless the context clearly requires otherwise, when used herein “or” shall not be exclusive (i.e., “or” shall mean “and/or”).
(e)    Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
10.11    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OF IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRAIL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
10.12    Specific Enforcement. Each of the Parties agrees that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that it does not fully and timely perform its obligations under or in connection with this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement and the Closing) in accordance with its terms. Each of the Parties acknowledges and agrees that (a) the other Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages and without posting a bond, this being in addition to any other remedy to which such other Parties are entitled under this Agreement and (b) the right to obtain an injunction, specific performance, or other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law.
10.13    Limitation on Recourse. Notwithstanding anything to the contrary in this Agreement or otherwise, no claim arising in whole or in part out of or related to this Agreement or the negotiation, interpretation, construction, validity or enforcement of this Agreement (whether sounding in contract, tort, statute or otherwise) shall be brought or maintained by or on behalf of any Party or any of its Affiliates or their respective successors or permitted assigns against any Person not a Party. Without limitation of the foregoing, no claim described in the immediately preceding sentence shall be brought or maintained against any past, present or future officer, director, employee, agent, direct or indirect general or limited partner, manager, management company, direct or indirect member, stockholder, equityholder, or controlling Person, representative or Affiliate, or any heir, executor, administrator, successor or assign of any of the foregoing, of Buyer, TopCo, the Surviving Corporation, the TopCo Sellers or the Sellers’ Representative, as applicable (each, a “Non-Recourse Party”), and no recourse shall be had against any of them in respect of any such claim, including in connection with any alleged misrepresentation or inaccuracy in or breach of or omission in any of the representations, warranties, covenants or agreements of any Party set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.
10.14    Attorney’s Fees. If any action is brought to enforce or interpret the provisions of this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorneys’ fees from the non-prevailing party, which fees may be set by the court in the trial of such action, or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief which may be awarded.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement and Plan of Merger as of the date first written above.

REALPAGE, INC.
By: /s/ W. Bryan Hill
Name: W. Bryan Hill
Title: Executive Vice President, Chief Financial Officer & Treasurer

RP NEWCO XXIII INC.
By: /s/ W. Bryan Hill
Name: W. Bryan Hill
Title: Executive Vice President, Chief Financial Officer & Treasurer

RP NEWCO XXIV INC.
By: /s/ W. Bryan Hill
Name: W. Bryan Hill
Title: Executive Vice President, Chief Financial Officer & Treasurer

CLICKPAYSERVICES, INC.
By: /s/ Thomas Kiernan
Name: Thomas Kiernan
Title: CEO

NP REPRESENTATIVE, LLC
By: /s/ Thomas Kiernan
Name: Thomas Kiernan
Title: CEO

ANNEX I
DEFINED TERMS
“1st Anniversary Holdback Cash Amount” means $153,107.
“1st Anniversary Holdback Consideration” means the 1st Anniversary Holdback Shares and the 1st Anniversary Holdback Cash Amount.
“1st Anniversary Holdback Shares” means a number of shares of Buyer Common Stock equal to the quotient obtained by dividing (i) the 1st Anniversary Holdback Shares Amount by (ii) the Issue Price measured as of the Closing Date, rounded down to the nearest whole share.
“1st Anniversary Holdback Shares Amount” means (i) $10,000,000 multiplied by the Applicable Percentage, less (ii) the Special Holdback Amount, less (iii) the 1st Anniversary Cash Amount.
“2nd Anniversary Holdback Shares” means a number of shares of Buyer Common Stock equal to the quotient obtained by dividing (i) the 2nd Anniversary Holdback Shares Amount by (ii) the Issue Price measured as of the Initial Release Date, rounded down to the nearest whole share.
“2nd Anniversary Cash Amount” means $153,107.
“2nd Anniversary Holdback Consideration” means the 2nd Anniversary Holdback Shares and the 2nd Anniversary Holdback Cash Amount.
“2nd Anniversary Holdback Shares Amount” means (i) $10,000,000 multiplied by the Applicable Percentage, less (ii) the Special Holdback Amount, less (iii) the 2nd Anniversary Cash Amount.
“Affiliate” or “Affiliated” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the unilateral power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.
“Aggregate Exercise Price Proceeds” means $1,407,342.90, which is the aggregate amount of the exercise prices of all outstanding Options as of the Effective Time.
“Applicable Laws” means all domestic or foreign, federal, state or local statutes, laws (including common laws), constitutions, treaties, directives, rules, regulations, codes, ordinances, requirements, judgments, orders, administrative interpretations, decrees, injunctions, and writs of any Governmental Entity which has jurisdiction over TopCo or the businesses, operations or assets of TopCo.
“Applicable Percentage” shall mean 39.199%, which is TopCo’s Unit Percentage (as defined in the Company Operating Agreement) of the Company as of the Effective Date.
“August Series A-1 Preferred Per Share Base Consideration” shall mean $10.73, which has been calculated by dividing the August Series A-1 Preferred Stock Base Consideration, by the total number of shares of August Series A-1 Preferred Stock outstanding immediately prior to the Effective Time (i.e., 862,744).
“August Series A-1 Preferred Per Share Sharing Percentage” shall mean 0.00001606%, which has been calculated by dividing the August Series A-1 Preferred Sharing Percentage, by the total number of shares of August Series A-1 Preferred Stock outstanding immediately prior to the Effective Time (i.e., 862,744).
“August Series A-1 Preferred Sharing Percentage” shall mean 13.85%.

2

“August Series A-1 Preferred Stock Base Consideration” shall mean $9,259,630.
“August Series A-1 Preferred Stock” shall mean the shares of Series A-1 Preferred Stock that were originally issued by TopCo in August 2012.
“August Series A-1 Preferred Stockholder” shall mean a holder of August Series A-1 Preferred Stock.
“Base Consideration” shall mean $68,666,820.
“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in Dallas, Texas or New York, New York are authorized or required to be closed.
“Buyer Common Stock” means the common stock of Buyer, par value $0.001 per share.
“Buyer Indemnified Company Losses” means (a) all Indemnified Company Representation Losses; (b) all Indemnified Company Tax Losses; and (c) all Losses in connection with, based upon, resulting from, attributable to, related to, or arising out of (i) any violation, breach or default by the Company under the Company Purchase Agreement, if such violation, breach or default occurs prior to the Closing; or (ii) any Company Transaction Expenses or Company Closing Net Debt Amount that are not paid or satisfied as of the Closing Date pursuant to the Company Purchase Agreement.
“Buyer Indemnified TopCo Losses” means (a) all Indemnified Topco Representation Losses; (b) all Indemnified TopCo Tax Losses; and (c) all Losses in connection with, based upon, resulting from, attributable to, related to, or arising out of (i) any violation, breach or default by TopCo under this Agreement, if such violation, breach or default occurs prior to the Closing; (ii) any TopCo Transaction Expenses that are not paid or satisfied as of the Closing Date or (iii) any claims by Stockholders related to the Mergers, including any claims by such individuals asserting appraisal rights.
“Buyer Indemnified Party” and “Buyer Indemnified Parties” means each of Buyer and any of its Subsidiaries, each officer, director, employee, stockholder, of Buyer and its Subsidiaries, and all of the foregoing collectively.
“Capital Stock” shall mean each share of capital stock of TopCo.
“Class A Common Stock” shall mean the class A common stock, par value $0.001 per share, of TopCo.
“Class A Common Stockholder” shall mean a holder of Class A Common Stock.
“Class A Option” shall mean an option to acquire Class A Common Stock that is outstanding and unexercised immediately prior to the Effective Time.
“Class A Optionholder” shall mean a holder of a Class A Option.
“Class B Common Stock” shall mean the class B common stock, par value $0.001 per share, of TopCo.
“Class B Common Stockholder” shall mean a holder of Class B Common Stock.
“Class B Option” shall mean an option to acquire Class B Common Stock that is outstanding and unexercised immediately prior to the Effective Time.
“Class B Optionholder” shall mean a holder of a Class B Option.
“Class C Common Stock” shall mean the class C common stock, par value $0.001 per share, of TopCo.

“Class C Common Stockholder” shall mean a holder of Class C Common Stock.
“Class C Option” shall mean an option to acquire Class C Common Stock that are outstanding and unexercised immediately prior to the Effective Time.
“Class C Optionholder” shall mean a holder of a Class C Option.
“Code” means the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.
“Company Cash” shall have the meaning of “Closing Company Cash” set forth in the Company Purchase Agreement.
“Company Closing Net Debt Amount” shall have the meaning of “Closing Net Debt Amount” set forth in the Company Purchase Agreement.
“Company Fundamental Representations” means the representations and warranties in clauses (a), (c), (d) and (e) of Section 3.1 of the Company Purchase Agreement (Organizational Matters), Section 3.2 of the Company Purchase agreement (Capital Structure), Section 3.3 of the Company Purchase Agreement (Authority and Due Execution), clause (i) of Section 3.4(a) of the Company Purchase Agreement (Non-Contravention and Consents), Section 3.8 of the Company Purchase Agreement (Taxes) and Section 3.14 of the Company Purchase Agreement (Brokers’ and Finders’ Fees).
“Company Net Working Capital” shall have the meaning of “Net Working Capital” set forth in the Company Purchase Agreement.
“Company Net Working Capital Adjustment” shall have the meaning of “Net Working Capital Adjustment” set forth in the Company Purchase Agreement.
“Company Transaction Expenses” shall have the meaning of “Transaction Expenses” set forth in the Company Purchase Agreement.
“Consents” means all consents, approvals, orders or authorizations of, or registration, qualification, designation, declaration or filing with, any Governmental Entity, and all consents, waivers and approvals of third Persons.
“Contract” means any legally binding written or oral agreement, contract, subcontract, settlement agreement, lease, understanding, instrument, note, option, warranty, purchase order, guaranty, indenture, license, sublicense, insurance policy, benefit plan sales or purchase order or other legally binding commitment or undertaking of any nature.
“Convertible Preferred Stock” shall mean the Series A Preferred Stock, the Series A-1 Preferred Stock and the Series B Preferred Stock.
“DGCL” means the General Corporation Law of the State of Delaware.
“Excess Consideration” shall mean an amount equal to the difference between (i) the sum of the Merger Consideration plus the New Jersey Reduction Amount, less (ii) the Base Consideration.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fraud” means, with respect to any Party, an intentional fraud of such Party with respect to the making of any representation or warranty in this Agreement or in the Company Purchase Agreement.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Holdback Consideration” shall mean the 1st Anniversary Holdback Consideration and the 2nd Anniversary Holdback Consideration.
“Holdback Consideration Amount” means an amount equal to the Holdback Consideration Cash Amount and the Holdback Consideration Shares Amount.
“Holdback Consideration Cash Amount” means the sum of the 1st Anniversary Holdback Cash Amount and the 2nd Anniversary Holdback Cash Amount.
“Holdback Consideration Shares Amount” means an amount equal to 1st Anniversary Holdback Shares Amount and the 2nd Anniversary Holdback Shares Amount.
“Holdback Consideration Pro Rata Portion” means, with respect to any TopCo Seller who is allocated Holdback Consideration, the percentage set forth opposite such TopCo Seller’s name on the Payment Spreadsheet, which has been determined by dividing (i) the portion of the Holdback Consideration Amount paid or payable to such TopCo Seller, by (ii) the aggregate Holdback Consideration Amount paid or payable to all of the TopCo Sellers.
“Holdback Shares Pro Rata Portion” means, with respect to any TopCo Seller to whom any Holdback Consideration Shares Amount is allocated, the percentage set forth opposite such TopCo Seller’s name on the Payment Spreadsheet, which has been determined by dividing (i) the portion of the Holdback Consideration Shares Amount paid or payable to such TopCo Seller, by (ii) the aggregate Holdback Consideration Shares Amount paid or payable to all of the TopCo Sellers.
“Indebtedness” means, with respect to TopCo, without duplication, (a) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of TopCo, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise; (b) all deferred indebtedness of TopCo for the payment of the purchase price of property or assets purchased; (c) any outstanding reimbursement obligation of TopCo with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of TopCo; (d) any outstanding payment obligation of TopCo under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (e) all indebtedness for borrowed money secured by any Lien existing on property owned by TopCo, whether or not indebtedness secured thereby will have been assumed; and (f) all guarantees, endorsements, assumptions and other contingent obligations of TopCo in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others. For the avoidance of doubt, Indebtedness shall not include the TopCo Transaction Expenses.
“Indemnified Company Representation Losses” means any and all Losses in connection with, based upon, resulting from, attributable to, related to, or arising out of any breach or inaccuracy by the Company of its representations or warranties under Article III of the Company Purchase Agreement.
“Indemnified Company Tax Losses” means any and all Indemnified Tax Losses (as defined in the Company Purchase Agreement) that may result pursuant to the terms and conditions of the Company Purchase Agreement.
“Indemnified TopCo Representation Losses” any and all Losses in connection with, based upon, resulting from, attributable to, related to, or arising out of any breach or inaccuracy by TopCo of its representations or warranties under Article VI of this Agreement.
“Indemnified TopCo Tax Losses” means any and all Taxes (other than to the extent such Taxes were taken into account as a reduction in the calculation of the Initial Merger Consideration), together with any costs, expenses or damages (including court and administrative costs and reasonable legal fees and expenses incurred in investigating and preparing for or participating in any Tax Proceeding) resulting from the determination, assessment or collection of such

Taxes and any expenses incurred in connection with the preparation and filing of any Tax Return with respect to such Taxes, (a) imposed on or with respect to TopCo, or for which TopCo may otherwise be liable, for any Pre-Closing Tax Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 8.1(c)) and, in each case, treating any advance payments, deferred revenues or other prepaid amounts received or arising in any Pre-Closing Tax Period as subject to Tax in such period, regardless of when actually recognized for income Tax purposes), including Taxes that are not yet due and payable and Taxes resulting from Section 965 of the Code, (b) resulting from the breach of any of the representations and warranties set forth in Section  6.7 (determined without regard to any materiality or Knowledge qualifiers or any scheduled items) or the breach by any TopCo Sellers or the Sellers’ Representative of any of their obligations under Section 8.1, (c) of any member of an affiliated, consolidated, combined or unitary group of which TopCo (or any predecessor of TopCo) was a member on or prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar foreign, state or local law, (d) of any other Person for which TopCo is liable as a transferee or successor, under any Contract to which TopCo is a party (other than agreements or obligations pursuant to agreements in each case with customary terms and for which the principal purpose is not Taxes), (e) that are social security, Medicare, unemployment or other employment or withholding Taxes owed as a result of any compensatory payments made in connection with this Agreement, including the cancellation and payment for any options or warrants, or (f) that are the portion of Transfer Taxes for which the TopCo Sellers are liable as provided in Section 8.1(a).
“Indemnity Pro Rata Portion” means, with respect to any TopCo Seller, such TopCo Seller’s Holdback Consideration Pro Rata Portion to the extent such TopCo Seller’s indemnification obligations are required to be funded exclusively through the Holdback Consideration, in accordance with Section 9.6 hereof, and in all other cases, such TopCo Seller’s Pro Rata Portion.
“Initial Merger Consideration” shall mean an amount, determined as of Closing, equal to (a) the TopCo Baseline Enterprise Value, plus (b) the Aggregate Exercise Price Proceeds, plus (c) the Applicable Percentage of Company Cash as of immediately prior to the Effective Time, minus (d) the TopCo Transaction Expenses, minus (e) the Holdback Consideration Amount, minus (f) the TopCo Sellers Representative Expense Fund Amount, minus (g) the Applicable Percentage of the Company Net Working Capital Adjustment, minus (h) the Applicable Percentage of the Company Closing Net Debt Amount, minus (i) the Applicable Percentage of the Company Transaction Expenses, minus (j) the New Jersey Reduction Amount.
“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (ii) trade-mark, business name, domain name and trade name rights and similar rights in identifiers of source or origin; (iii) trade secret rights; (iv) patent and industrial design property rights; (v)  other proprietary rights in Technology; and (vi) rights in or relating to applications, registrations, renewals, extensions, combinations, divisions, continuations and reissues of, and applications for, any of the rights referred to in clauses (i) through (v) above.
“Issue Price” measured as of a particular date means the volume-weighted average closing price per share of Buyer Common Stock, as reported on the NASDAQ Stock Market, as reported by Bloomberg L.P. or The Wall Street Journal, for the ten consecutive trading days ending two trading days prior to the date of measurement.
“Knowledge” means, with respect to a specified Person, the actual knowledge of such specified Person; and as to TopCo, will also include the actual knowledge of TopCo’s officers and directors, together with such knowledge that such Persons could reasonably be expected to discover after due inquiry.
“Liability” means, with respect to any Person, any liability or obligation of such Person, whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential and whether due or to become due.
“Liens” means liens, pledges, voting agreements, voting trusts, proxy agreements, security interests, mortgages, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights-of-way, covenants, restrictions, rights of first refusal, encroachments, and other burdens, options or encumbrances of any kind.
“Losses” means damages, losses, Taxes (excluding Taxes imposed on any recovery received by a party to be indemnified as a result of any Losses), claims, liabilities, charges, judgments, penalties, fines, fees, costs, settlement payments and expenses (including court costs, reasonable attorneys’ fees and costs and other out-of-pocket expenses incurred by a Party).
“May Series A-1 Preferred Per Share Base Consideration” shall mean $10.42, which has been calculated by dividing the May Series A-1 Preferred Stock Base Consideration, by the total number of shares of May Series A-1 Preferred Stock outstanding immediately prior to the Effective Time (i.e., 470,588).
“May Series A-1 Preferred Per Share Sharing Percentage” shall mean 0.00001553%, which has been calculated by dividing the May Series A-1 Preferred Sharing Percentage, by the total number of shares of May Series A-1 Preferred Stock outstanding immediately prior to the Effective Time (i.e., 470,588).
“May Series A-1 Preferred Sharing Percentage” shall mean 7.31%.
“May Series A-1 Preferred Stock Base Consideration” shall mean $4,903,965.
“May Series A-1 Preferred Stock” shall mean the shares of Series A-1 Preferred Stock that were originally issued by TopCo in May 2013.
“May Series A-1 Preferred Stockholder” shall mean a holder of May Series A-1 Preferred Stock.
“Merger Consideration” means an amount equal to (a) the Initial Merger Consideration, plus (b) the amount, if any, of the Holdback Consideration Amount and the TopCo Sellers Representative Expense Fund Amount payable to the TopCo Sellers in accordance with this Agreement plus (c) the amount, if any, of any Merger Consideration Underpayment payable to the TopCo Sellers in accordance with this Agreement.
“Material Adverse Effect” when used with respect to TopCo means any effect, event, change, occurrence, fact, circumstance or development (whether or not covered by insurance) (an “Effect”) that, individually or in the aggregate with any such other Effects, is or could reasonably be expected to be, materially adverse to (a) the business, operations, assets, financial condition, results of operations or capitalization of TopCo, or (b) the ability of TopCo or any TopCo Seller to consummate any transaction contemplated in this Agreement or any other Transaction Documents.
“New Jersey Reduction Amount” shall mean $300,000.
“November Series A-1 Preferred Stockholder” shall mean a holder of November Series A-1 Preferred Stock.
“November Series A-1 Preferred Stock” shall mean the shares of Series A-1 Preferred Stock that were originally issued by TopCo in November 2013.
“Optionholder” shall mean a holder of an Option.
“Options” shall mean each Class A Option, Class B Option and Class C Option.
“Ordinary Base Consideration” shall mean $40,112,387, which has been calculated by reducing the Base Consideration (i.e., $68,666,820), by an amount equal to the sum of (i) Series WC Preferred Stock Consideration (i.e., $1,951,490), (ii) Series A Preferred Stock Base Consideration (i.e., $12,439,347), (ii) May Series A-1 Preferred Stock Base Consideration (i.e., $4,903,965) and (iii) the August Series A-1 Preferred Stock Base Consideration ($9,259,630).
“Ordinary Per Share Base Consideration” shall mean $10.20, which has been calculated by dividing the Ordinary Base Consideration, by the sum of (i) the number of outstanding shares of Class A Common Stock (i.e.,

1,650,000), (ii) the number of November Series A-1 Preferred Stock (i.e., 784,314), (iii) the number of Series B Preferred Stock (i.e., 392,157), and (iv) the total number of Class A Options (i.e., 281,116), Class B Options (i.e., 412,500) and Class C Options (i.e., 412,500), in each case, outstanding immediately prior to the Effective Time.
“Ordinary Per Share Sharing Percentage” shall mean 0.00001515%, which has been calculated by dividing the Ordinary Sharing Percentage, by the sum of (i) the number of outstanding shares of Class A Common Stock (i.e., 1,650,000), (ii) the number of outstanding November Series A-1 Preferred Stock (i.e., 784,314), (iii) the number of outstanding Series B Preferred Stock (i.e., 392,157), and (iv) the total number of Class A Options (i.e., 281,116), Class B Options (i.e., 412,500) and Class C Options (i.e., 412,500), in each case, outstanding immediately prior to the Effective Time.
“Ordinary Sharing Percentage” shall mean 59.59%.
“Order” means any award, writ, injunction, judgment, order or decree entered, issued, made, or rendered by, or settlement under the jurisdiction of, any Governmental Entity.
“Permitted Encumbrances” means (a) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Effective Time or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’ and similar liens that do not result from a breach, default or violation by the Person whose asset is encumbered by the Lien with respect to any Contract or legal requirement, (c) the rights of the lessors of any real or personal property leased to the Person whose property is encumbered by such lien and (d) charges, restrictions and encumbrances that do not detract from the value of or interfere with the present use of any property subject thereto or affected thereby.
“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.
“Preferred Stock” means the Series A Preferred Stock, the Series A-1 Preferred Stock, Series B Preferred Stock and Series WC Preferred Stock.
“Pro Rata Portion” means, with respect to any TopCo Seller, the percentage set forth opposite such TopCo’s Seller’s name on the Payment Spreadsheet, which shall equal the quotient obtained by dividing (i) the aggregate Individual Merger Consideration paid or payable to a TopCo Seller, by (ii) the aggregate Individual Merger Consideration paid or payable to all of the TopCo Sellers.
“SEC” means the U.S. Securities and Exchange Commission.
“Series A Preferred Per Share Base Consideration” shall mean $11.31, which has been calculated by dividing the Series A Preferred Stock Base Consideration, by the total number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time (i.e., 1,100,000).
“Series A Preferred Per Share Sharing Percentage” shall mean 0.00001750%, which has been calculated by dividing the Series A Preferred Sharing Percentage, by the total number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time (i.e., 1,100,000).
“Series A Preferred Sharing Percentage” shall mean 19.25%.
“Series A Preferred Stock Base Consideration” shall mean $12,439,347.
“Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.001 per share, of TopCo.

“Series A Preferred Stockholder” shall mean a holder of Series A Preferred Stock.
“Series A-1 Preferred Stock” shall mean the Series A-1 Preferred Stock, par value $0.001 per share, of TopCo.
“Series A-1 Preferred Stockholder” shall mean a holder of Series A-1 Preferred Stock.
“Series B Preferred Stock” shall mean the Series B Preferred Stock, par value $0.001 per share, of TopCo.
“Series B Preferred Stockholder” shall mean a holder of Series B Preferred Stock.
“Series WC Preferred Stock” shall mean the Series WC Preferred Stock, par value $0.001 per share, of TopCo.
“Series WC Preferred Stock Consideration” shall mean an amount equal to $1,951,490.

“Special Claim” means any Third-Party Action that (i) involves any possibility of criminal liability or any action by any Governmental Entity against the Buyer Indemnified Party, (ii) seeks injunctive relief, specific performance or other equitable relief against the Buyer Indemnified Party, (iii) involves any matter that could have a material precedential effect on the Buyer Indemnified Party, the Company or TopCo, (iv) that seeks an unspecified amount of money damages or an amount of money damages in excess of $1,000,000 or that is otherwise not payable by the TopCo Sellers, (v) involves a dispute with a Person with which any of Buyer, the Company or TopCo has a pre-existing commercial relationship (including any customer of any of the foregoing), (vi) involves Taxes (except as set forth in Section 8.1(e) above) or (vii) involves Intellectual Property (as defined in the Company Purchase Agreement).
“Special Holdback Amount” shall mean $592,477.
“Stockholder Approval” means the affirmative vote or written consent of Stockholders whose votes collectively constitute at least 97.5% of the votes of the outstanding Voting Stock.
“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date. Notwithstanding anything to the contrary herein, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.
“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (a) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors, board of managers or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.
“Tax” or “Taxes” means (a) any taxes, assessments, fees and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), escheat, environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge in the nature of or in lieu of a tax, including any interest, penalty, or addition thereto, whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law (including by successor or transferee liability) or any express or implied obligation to indemnify any other Person for any amounts described in clauses (a) or (b) (other than as part of agreements, or obligations pursuant to agreements, in each case for which the principal purpose is not Taxes).
“Tax Attribute” means, with respect to any Tax, any tax basis, net operating loss carryovers, net capital loss carryovers, credits and similar Tax items of any Person.
“Tax Proceeding” means any audit, assessment, examination, action, claim or other controversy or proceeding relating to Taxes or Tax Returns.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof that is filed or required to be filed with any Taxing Authority.
“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi‑Governmental Entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
“Technology” mean algorithms, APIs, data, databases, data collections, diagrams, formulae, inventions (whether or not patentable), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship (including written, audio and visual materials) and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing).
“TopCo 2011 Stock Option Plan” shall mean the ClickPayServices, Inc. Amended and Restated 2011 Stock Option Plan, as amended.
“TopCo 2013 Stock Option Plan” shall mean the ClickPayServices, Inc. Amended and Restated 2013 Stock Option Plan.
“TopCo Board” shall mean the Board of Directors of TopCo.
“TopCo Baseline Enterprise Value” shall mean $88,663,419.
“TopCo Change of Control Payments” shall be an amount equal to an aggregate of $1,362,653 for the change of control bonuses that TopCo will be required to pay to Tom Kiernan, Steven Van Praagh, Tim Kyse, Gabriel Valentino and Ian Murphy.
“TopCo Charter” means the Fourth Amended and Restated Certificate of Incorporation of TopCo, as filed with the Secretary of State of the State of Delaware on November 18, 2016.
“TopCo Fundamental Representations” means the representations and warranties in clauses (a), (c), (d) and (e) of Section 6.1 (Organizational Matters), Section 6.2 (Capital Structure), Section 6.3 (Authority and Due Execution), clause (i) of Section 6.4(a) (Non-Contravention and Consents), Section 6.7 (Taxes) and Section 6.9 (Brokers’ and Finders’ Fees).
“TopCo Sellers Representative Expense Fund Amount” shall mean an amount in cash equal to $300,000, multiplied by the Applicable Percentage.
“TopCo Transaction Expenses” means (i) all fees, costs and expenses of any brokers, financial advisors, third-party accountants, consultants, attorneys or other outside professionals, and all other third-party out‑of‑pocket cost or expenses (including filing fees, termination or breakage fees, costs of obtaining Consents, transaction bonuses, change of control payments or similar items), in each case payable by TopCo in connection with the structuring, negotiation or consummation of the transactions contemplated in this Agreement and the other Transaction Documents, (ii) the TopCo Change of Control Payments and (iii) the employer portion of any social security, Medicare, unemployment or other employment or withholding Taxes owed as a result of any compensatory payments made by TopCo in connection with this Agreement.
“Transaction Documents” means, collectively, this Agreement, the Disclosure Schedule, the Significant Owner Agreements (as defined in the Company Purchase Agreement), the Stockholder Support Agreements, the Option Cancellation Agreements, the Optionholder Acknowledgements, the Post-Closing Stock Powers, the Letters of Transmittal, the Restricted Stock Agreements (as defined in the Company Purchase Agreement), the Company Purchase Agreement and the Employment Offer Letters (as defined in the Company Purchase Agreement).
“Voting Stock” means the Class A Common Stock and the Convertible Preferred Stock.
“Voting Stockholders” shall mean Stockholders holding Voting Stock.